Exhibit 2.1

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

SHARE PURCHASE AGREEMENT

BY AND AMONG

THE MEDICINES COMPANY,

PROFIBRIX B.V.,

THE EQUITYHOLDERS OF PROFIBRIX B.V.

(NAMED HEREIN)

THE WARRANTORS

(NAMED HEREIN)

THE OPTION HOLDERS

(NAMED HEREIN)

AND

STICHTING PROFIBRIX SELLERS REPRESENTATIVE, SOLELY IN ITS CAPACITY AS REPRESENTATIVE

Dated as of June 4, 2013

i

3.15	Powers of Attorney	32
3.16	Insurance	32
3.17	Legal Compliance	32
3.18	Regulatory Matters	33
3.19	Employees	38
3.20	Employee Benefits	40
3.21	Environmental Matters	43
3.22	Litigation	44
3.23	Permits	44
3.24	Certain Business Relationships With Affiliates	44
3.25	Brokers’; Schedule of Fees and Expenses	45
3.26	Books and Records	45
3.27	Product Liability	45
3.28	Insolvency	45
3.29	Guarantees	46

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE BUYER	46
4.1	Organization and Corporate Power	46
4.2	Authorization of Transaction	46
4.3	Noncontravention	46
4.4	Broker’s Fees	47

ARTICLE V	COVENANTS	47
5.1	Closing Efforts	47
5.2	Governmental and Third-Party Notices and Consents	47
5.3	Operation of Business	47
5.4	Access to Information	50
5.5	Notice of Breaches	51
5.6	Exclusivity	51
5.7	Expenses	52
5.8	Access to Suppliers	52
5.9	280G Covenant	52
5.10	Termination of Company Plan	52
5.11	Confidentiality	53
5.12	Financial Statements	53
5.13	Buyer Option Payment	53
5.14	Data Certification	54
5.15	Warrants and Convertible Loans	54
5.16	Adherence Agreement	54

ARTICLE VI	CONDITIONS TO CLOSING	55
6.1	Conditions to Obligations of the Buyer	55
6.2	Conditions to Obligations of the Sellers	57

6.3	Action following Closing	58

ARTICLE VII	INDEMNIFICATION	58
7.1	Indemnification by the Sellers	58
7.2	Indemnification by the Company Equityholders	58
7.3	Indemnification Claims	59
7.4	Survival of Representations and Warranties	60
7.5	Limitations	61
7.6	Offset Rights	63

ARTICLE VIII	POST-CLOSING AGREEMENTS	64
8.1	Proprietary Information	64
8.2	No Solicitation or Hiring of Former Employees	65
8.3	Non-Competition Agreement	66

ARTICLE IX	TERMINATION	67
9.1	Termination of Agreement	67
9.2	Effect of Termination	68

ARTICLE X	DEFINITIONS	68
10.1	Definitions	68

ARTICLE XI	MISCELLANEOUS	87
11.1	Press Releases and Announcements	87
11.2	No Third Party Beneficiaries	87
11.3	Entire Agreement	87
11.4	Succession and Assignment	88
11.5	Counterparts and Facsimile Signature	88
11.6	Headings	88
11.7	Notices	88
11.8	Governing Law	90
11.9	Amendments and Waivers	90
11.10	Severability	91
11.11	Resolution of Contract Disputes	91
11.12	Construction	92

Exhibit A	Initial Allocation Schedule
Exhibit B	Form of Escrow Agreement

Disclosure Schedule
Schedule 1.1(a) -	Company Shares
Schedule 1.1(b)	Dragging Shareholders
Schedule 5.8(b) -	Contractual Amendments (Quadrant)

Schedule 5.16 -	Adherence Agreement
Schedule 6.1(a) -	Required Consents
Schedule 6.1(i) -	Resignations
Schedule 6.1(o) -	Company Closing Certificates
Schedule 6.2(f) -	Buyer Closing Certificates
Schedule 7.2(d) -	Indemnity Matters (ARC)
Schedule 7.2(e) -	Contractual Amendments and Indemnity Matters (CSL)

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (the “Agreement”) is entered into as of June 4, 2013, by and among The Medicines Company, a Delaware corporation (the “Buyer”); ProFibrix B.V., a limited liability company registered under the laws of the Netherlands with the Trade Register of the Chamber of Commerce under number 28097144 with its statutory seat in Leiderdorp and registered office at Zernikedreef 9, 2333 CK Leiden, the Netherlands (the “Company”); the equityholders of the Company named as sellers on the signature pages attached hereto (collectively, the “Sellers”); the members of the management team of the Company named as warrantors on the signature pages attached hereto (collectively the “Warrantors”); the Option Holders (as defined herein) named on the signature pages attached hereto; and Stichting ProFibrix Sellers Representative, solely in its capacity as the Representative of the Company Equityholders (the “Representative”).  The Buyer, the Company, the Sellers and the Representative are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.  All capitalized terms used in this Agreement shall have the meanings given to them in Section 10.1.

RECITALS

A.                                    The Sellers collectively own (i) all Company Shares; (ii) the Convertible Loans and (iii) the Warrants to acquire Ordinary Shares (collectively, with the Options, the “Company Securities”).

B.                                    Each of the Option Holders named on the signature pages attached hereto has agreed to exercise his/her/its Options.

C.                                    On the date hereof, the Buyer shall pay $10,000,000 to the Company (the “Buyer Option Payment”) to acquire an option to purchase the Company Securities in accordance with the terms of this Agreement.

D.                                    The Parties desire to enter into this Agreement pursuant to which each Seller shall sell and agrees to transfer to the Buyer and the Buyer shall purchase and agrees to accept from each Seller all of the Company Shares owned by such Seller, on and subject to the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1                               Purchase and Sale.

(a)                                 Subject to the terms of this Agreement, (i) each of the Sellers hereby agrees to sell the Company Shares set out opposite his name on Schedule 1.1(a) and agrees to transfer on the Closing Date the respective Company Shares to the Buyer, (ii) each of the Trust Foundations hereby agrees to sell the Company Shares set out in Schedule 1.1(a) shown opposite its name, and agrees to transfer on the Closing Date the respective Company Shares and (iii) the Buyer hereby agrees to purchase the Company Shares and agrees to accept transfer of the Company Shares on the Closing Date, free from all Security Interests and together with all rights now and in the future attaching to them.

(b)                                 For the purposes of clause 21.5.1 of the Shareholders’ Agreement, the Sellers and the Trust Foundations hereby agree that this Agreement represents an offer in writing for more than sixty percent (60%) of all outstanding shares in the share capital of the Company and that, the requirements of the Shareholders’ Agreement in respect of the drag along having been met, the Dragging Shareholders (as defined in the Shareholders’ Agreement) have the right to, and by their execution and delivery of this Agreement do hereby elect to, oblige the other Shareholders (as defined in the Shareholders’ Agreement) to offer all of their shares in the capital of the Company to the Buyer on the terms set out herein.  For the purposes of this Section 1.1(b), the Dragging Shareholders means the Sellers listed on Schedule 1.1(b) and the other Shareholders means the Trust Foundations.

(c)                                  Each Seller hereby unconditionally and irrevocably waives for the benefit of the Buyer and the Company any rights of pre-emption or first refusal or similar rights conferred on him/her/it by any constitutional or corporate document of the Company, the Shareholders’ Agreement or otherwise over or in respect of the sale and transfer of the Company Shares set out in Section 1.1(a).

1.2                               The Closing.  The Closing shall take place at 10:00 a.m., Eastern time, on the Closing Date at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 7 World Trade Center, 250 Greenwich Street, New York, NY 10007 and Loyens & Loeff, Fred. Roeskestraat 100, 1076 ED, Amsterdam, the Netherlands, unless another date, place or time is agreed to in writing by the Buyer and the Company.

1.3                               Purchase Price.  As consideration for the Company Shares, the Buyer shall pay to the Company Equityholders the Total Consideration if, as and when due and payable in accordance with the terms of this Agreement.  The Total Consideration shall be allocated among the Company Equityholders in accordance with the Closing Date Allocation Schedule.

1.4                               Actions at the Closing.  At the Closing:

(a)                                 the Company and the Sellers shall deliver to the Buyer the various certificates, instruments and documents referred to in Section 6.1;

(b)                                 the Buyer shall deliver to the Representative the various certificates, instruments and documents referred to in Section 6.2;

(c)                                  the Buyer shall authorize and instruct the Paying Agent to deliver the Closing Purchase Price in accordance with Section 1.6;

(d)                                 the Buyer, the Sellers and the Notary shall cause the execution of the notarial deed of transfer; and

(e)                                  the Buyer, the Representative and the Escrow Agent shall execute and deliver the Escrow Agreement, and the Buyer shall deliver to the Escrow Agent the Original Escrow Amount being placed in escrow on the Closing Date pursuant to Section 1.10(a).

1.5                               Milestone Payments.  In addition to the Closing Purchase Price, as part of the Total Consideration, the Company Equityholders shall also be entitled to payments following the Closing as set forth in this Section 1.5 or as otherwise agreed following the Closing by the Buyer and the Representative with the written consent of the Required Sellers (such payments, as set forth below, the “Milestone Payments”).

(a)                                 Milestone Events; Notice of Filings. The Buyer shall provide written notice to the Representative within five (5) Business Days of submission by the Buyer or any member of the Buyer Rights Chain Group of (i) any BLA to the FDA and (ii) any MAA to the EMA, in each case in respect of the Fibrocaps Products.  In the event that the Buyer or any member of the Buyer Rights Chain Group has not filed both such submissions by [**], the Buyer shall promptly notify the Representative and provide the Representative with (A) an update on the status of the filing of the submission(s); (B) an explanation in reasonable detail of the reasons for the delay in filing one or both submission(s); and (C) the Buyer’s best estimate of the revised filing date for the submission(s) and the steps they are taking to prepare and file the submission(s).

(b)                                 Milestone Events; Notice of Achievement.  The Buyer shall provide written notice to the Representative of the achievement by or on behalf of any member of the Buyer Rights Chain Group of each of the milestone events (each, a “Milestone Event”) for each applicable milestone set forth in the table below (each, a “Milestone”) within (i) for Milestone #1 and Milestone #2, 20 Business Days after the date of first achievement of such Milestone Event and (ii) for Milestones #3, #4 and #5, 40 Business Days after the end of the calendar quarter in which such Milestone Event is first achieved, and upon such achievement, shall pay, on the terms set forth in Section 1.5(d), the applicable Milestone Payment in an amount equal to the corresponding amount of the Milestone Payment set forth in the chart below:

Milestone	Milestone Event	Milestone Payment ($)

Milestone #1	Regulatory Approval in the United States on or before January 1, 2016 provided that such longstop date shall be extended by any period of Buyer Delay	[**]

Milestone #2	Regulatory Approval in the European Union on or before January 1, 2016 provided that such longstop date shall be extended by any period of Buyer Delay	[**]

Milestone #3

Aggregate Net Sales in the United States and the European Union exceed $[**] in respect of any twelve (12) consecutive calendar month period ending within twenty-four (24) months following the earlier of (A) First Commercial Sale in the United States or (B) First Commercial Sale in the European Union

[**]

Milestone #4

Aggregate Net Sales in the United States and the European Union exceed $[**] in respect of any twelve (12) consecutive calendar month period ending within twenty-four (24) months following the earlier of (A) First Commercial Sale in the United States or (B) First Commercial Sale in the European Union

[**]

Milestone	Milestone Event	Milestone Payment ($)

Milestone #5

Aggregate Net Sales in the United States and the European Union exceed $[**] in respect of any twelve (12) consecutive calendar month period ending within twenty-four (24) months following the earlier of (A) First Commercial Sale in the United States or (B) First Commercial Sale in the European Union

[**]

By way of example, if aggregate Net Sales are equal to $[**] during the period of month 3 to month 14 of the twenty four (24) month period referred to in the above chart, Milestone Payment #3 would become payable. If aggregate Net Sales during the period of month 7 to month 18 of the twenty four (24) month period referred to in the above chart are equal to $[**] then Milestone Payment #4 would also become payable.

(c)                                  Diligence.

(i)                                     Following the Closing, until the expiration of the Diligence Period set forth in section 1.5(c)(i)(a)(A) below, the Buyer shall itself and/or with or through other members of the Buyer Rights Chain Group, as applicable, use Commercially Reasonable Efforts to obtain Regulatory Approval for the FibroCaps Product in the United States and the European Union and, if either or both such Regulatory Approvals are obtained, until the expiration of the Diligence Period set forth in section 1.5(c)(i)(a)(B) below, the Buyer shall itself and/or with or through other members of the Buyer Rights Chain Group, as applicable, use Commercially Reasonable Efforts to commercialize the FibroCaps Product in the United States and/or the European Union, as applicable.  Notwithstanding the foregoing, Buyer’s obligations under this Section 1.5(c):

(a)                                 shall expire (A) as to Milestones #1 and #2, on January 1, 2016 (save as provided in the chart set forth in Section 1.5(b) above) and (B) as to Milestone #3, 4 and 5, on the date 24 months following the earlier of (I) First Commercial Sale in the United States or (II) First Commercial Sale in the European Union;

(b)                                 shall not include an obligation to seek any additional Regulatory Approval or label expansion for the Fibrocaps Product (A) in the United States following the initial Regulatory Approval in the United States or (B) in the European Union following the initial Regulatory Approval in the European Union; and

(c)                                  shall not include an obligation to conduct any clinical trial or nonclinical study of the FibroCaps Product, whether or not such studies would be necessary for any Regulatory Approval other than a post-regulatory approval pediatric indication study.

(ii)                                  If the Buyer permanently terminates or abandons all efforts to obtain the Regulatory Approvals and, if commenced as of such time, commercialization activities with respect to the FibroCaps Product, the Buyer shall send written notice thereof to the Representative together with an explanation of the reasons for such cessation of activities.

(iii)                               If the Representative in good faith believes that the Buyer has breached its obligations under this Section 1.5, then the Representative may provide the Buyer with written notice thereof, which notice shall specify the alleged breach.  If such notice is given, the Buyer shall designate one or more representatives to meet with the Representative (in person at the Buyer’s offices or by telephone) within fifteen (15) Business Days from the date of such notice to discuss the Representative’s belief that the Buyer has breached its obligations under this Section 1.5.  The discussion between the Buyer’s representative(s) and the Representative shall be subject to the confidentiality obligations of Section 1.7(d) and regarded as for settlement purposes only, and no statement made in the course of the discussion shall be admissible in any subsequent Legal Proceeding, although the fact that something is stated in the course of the discussion will not preclude a party to a Legal Proceeding from adducing other evidence of an identical or similar nature that otherwise would be permitted in the Legal Proceeding.  In the event that the Representative and the Buyer’s representatives are unable to resolve the Representative’s claim of the alleged breach by (A) the date that is thirty (30) Business Days after such meeting, or (B) the date that is sixty (60) Business Days after the written notice from the Representative to the Buyer of the alleged breach if no meeting (whether in person or by telephone) has been held by such date, then the Representative may pursue any available remedies in accordance with the terms of this Agreement, subject to Section 1.5(c)(iv), unless the Buyer and the Representative mutually agree to an extension to the foregoing time periods.

(iv)                              Nothing herein shall constitute a guarantee by the Buyer of the achievement of any or all of the Milestone Events.  Save in the event of fraud or knowing misrepresentation, the Buyer’s maximum aggregate liability for any and all breaches by the Buyer of its obligations under this Section 1.5(c) shall be limited to the unpaid portion(s), if any, of the Milestone Payment(s) that the Buyer would have become obligated to pay if the Buyer had exercised the requisite Commercially Reasonable Efforts, together with (A) the Sellers’ reasonable legal fees and expenses incurred in enforcing their rights under this Section 1.5 and (B) interest on such amount from the date the applicable Milestone Payment became payable until the date on which payment is made at an annual rate of [**] percent ([**]%) (accrued daily and compounded monthly).

(d)                                 Reporting; Recordkeeping; Audits.

(i)                                     Reporting.  Until the earlier of (A) such time as all Milestone Payments have been paid by the Buyer pursuant to this Section 1.5 or (B) the end of the calendar quarter following the expiration of the time period for the achievement of Milestones #3, 4 and 5, the Buyer shall provide the Representative, on an annual basis on or about April 1st of each year within such period, a written summary in reasonable detail regarding the status of the achievement of the Milestone Events, including a report of Net Sales generated during such period.

(ii)                                  Recordkeeping.  Until the earlier of (A) such time as all Milestone Payments have been paid by the Buyer pursuant to this Section 1.5 or (B) the end of the calendar quarter following the expiration of the time period for the achievement of Milestones #3, 4 and 5 (the “Audit Period”), and thereafter as needed for any audit requested during the Audit Period with respect to such Milestone Events, the Buyer shall, and shall cause each other Person in the Buyer Rights Chain Group to, keep complete and accurate books and records of Net Sales to the extent necessary to ascertain properly and to verify the payments owed hereunder.

(iii)                               Audits.  Upon the written request of the Representative, the Buyer shall, and shall use Reasonable Best Efforts to cause each other Person in the Buyer Rights Chain Group to, permit a recognized independent accounting firm (the “Independent Auditor”) selected by the Representative and reasonably satisfactory to Buyer or, in the case of Persons in the Buyer Rights Chain Group who are not the Buyer or its Affiliates, selected by the Representative and reasonably satisfactory to such Person, at the Company Equityholders’ expense (and subject to entry into a customary confidentiality agreement), to have access solely in response to a request made during the Audit Period, upon reasonable prior notice and during normal business hours, but no more than one (1) time during any calendar year, to inspect the books and records specified in Section 1.5(d)(ii) for the two (2) preceding years (but only to the extent not previously audited pursuant to a previous audit pursuant to this Section 1.5(d)(iii)) and only if in response to a request made during the Audit Period for the purpose of determining the accuracy of the reports of Net Sales described in Section 1.5(d)(i).

(e)                                  Payments.

(i)                                     Each Net Milestone Payment shall, subject to the provisions of Section 7.6, be paid in cash by the Buyer to the Paying Agent for further distribution to the Company Equityholders within the time period set forth in Section 1.5(b) within which the Buyer is obligated to notify the Representative of the achievement of the applicable Milestone.  Any portion of any Net Milestone Payment paid to the Paying Agent shall be paid by the Paying Agent (reduced by any applicable withholding as set forth in Section 1.11) to the Company

Equityholders in accordance with the Closing Date Allocation Schedule.  The Buyer shall, subject to the provisions of Section 7.6, pay to Barclays the portion of each Milestone Payment set forth on the Closing Date Allocation Schedule.

(ii)                                  For the avoidance of doubt, no Milestone Payment may become payable more than one time.

(f)                                   Non-Transferability.  The right of any Company Equityholder to receive any amounts with respect to a Net Milestone Payment (i) shall not be evidenced by a certificate or other instrument, (ii) shall not be assignable or otherwise transferable by such Company Equityholder, except by will, upon death or by operation of Law, other than in accordance with this Section 1.5(f), provided, however, that a Company Equityholder who held, as of immediately prior to Closing, Preferred Shares shall be entitled to assign having given notice to the Buyer of its intention to assign its rights to receive any amount with respect to a Net Milestone Payment, disclosing the identity of the transferee and providing evidence satisfactory to the Buyer that such assignment is exempt from the registration and qualification requirements of the Securities Act and other applicable Law, and (iii) does not represent any right other than the right to receive the consideration set forth in this Section 1.5.  Any attempted transfer of the right to any amounts with respect to a Net Milestone Payment by any holder thereof (other than as specifically permitted by the immediately preceding sentence) shall be null and void.

1.6                               Adjustment Before and After the Closing.  The Closing Purchase Price shall be subject to adjustment as follows:

(a)                                 Not later than ten (10) Business Days prior to the Closing Date, the Company shall prepare and deliver to the Buyer a statement (the “Estimated Closing Adjustment Statement”) setting forth the Company’s estimated calculation of the Closing Adjustment Items and the Estimated Closing Adjustment resulting therefrom, together with all relevant backup materials, in detail reasonably acceptable to the Buyer.  If within four (4) Business Days following the Buyer’s actual receipt of the Estimated Closing Adjustment Statement, the Buyer has not given the Company notice of its objection to the amount of the estimated Closing Adjustment Items and the Estimated Closing Adjustment resulting therefrom, the Closing Purchase Price shall be adjusted as set forth in the Estimated Closing Adjustment Statement.  If the Buyer gives such notice of objection, the Company and the Buyer will work together in good faith to resolve the issues in dispute.  If all disputed issues are resolved, the amounts as agreed upon by the Buyer and the Company shall be used to complete the Estimated Closing Adjustment.  If the Buyer and the Company are unable to resolve all such disputed issues within two (2) Business Days following the Buyer’s receipt of the Estimated Closing Adjustment Statement, the Estimated Closing Adjustment shall be as determined by the Buyer acting reasonably and in good faith.

(b)                                 Not later than 60 calendar days after the Closing Date, the Buyer shall deliver to the Representative the Closing Adjustment Statement setting forth the Buyer’s calculation of the Closing Adjustment Items.  The Closing Adjustment Statement shall be prepared in accordance with IFRS applied consistently with the Company’s past practices (to the extent such past practices are consistent with IFRS).

(c)                                  The Closing Adjustment Statement delivered pursuant to Section 1.6(b) above shall be accompanied by (i) all relevant backup materials, in detail reasonably acceptable to the Representative, and (ii) a statement setting forth the amount, if any, by which the total of the Closing Adjustment Items set forth therein is greater than, or less than, the amount of the Closing Adjustment Items used in the determination of the Estimated Closing Adjustment.

(d)                                 In the event that the Representative disputes the Closing Adjustment Statement or the Buyer’s calculation of the Closing Adjustment Items, the Representative shall notify the Buyer in writing (the “Dispute Notice”) of the amount, nature and basis of such dispute, within 60 calendar days after delivery of the Closing Adjustment Statement.  Any such Dispute Notice shall specify those items or amounts as to which the Representative disagrees, and the Representative shall be deemed to have agreed with all other items and amounts contained in the Closing Adjustment Statement and the amount of the Closing Adjustment Items delivered pursuant to Sections 1.6(b) and 1.6(c).  In the event of such a dispute, the Buyer and the Representative shall meet to determine whether they can reach agreement on the disputed items or amounts in order to determine the amount of the Closing Adjustment Items, which amount shall not be less than the Buyer’s calculation delivered pursuant to Section 1.6(c) or more than the Representative’s calculation delivered (in the event that the Representative has so delivered a calculation) pursuant to this Section 1.6(d).  If the Buyer and the Representative are unable to resolve the dispute within 30 calendar days after delivery of the Dispute Notice, then any remaining items in dispute shall be submitted to an Independent Auditor.  All determinations and calculations pursuant to this Section 1.6(d) shall consider only those Closing Adjustment Items as to which the Representative has disagreed, shall be in writing and shall be delivered to the Buyer and the Representative as promptly as practicable.  The determination of the Independent Auditor as to the resolution of any dispute shall be binding and conclusive upon all Parties.  A judgment on the determination made by the Independent Auditor pursuant to this Section 1.6 may be entered in and enforced by the Arbitral Tribunal or any court having jurisdiction thereover.

(e)                                  The fees and expenses of the Independent Auditor in connection with the resolution of disputes pursuant to Section 1.6(d) shall be shared equally by the Company Equityholders (from the Escrow Fund), on the one hand, and the Buyer, on the other hand; provided that if the Independent Auditor determines that one such party has adopted a position or positions with respect to the Closing Adjustment Statement or the amount of the Closing Adjustment Items that is frivolous or clearly without merit, the Independent Auditor may, in its discretion, assign a greater portion of any such fees and expenses to such party.

(f)                                   Immediately upon the expiration of the 60 calendar day period for giving the Dispute Notice, if no such notice is given, or upon notification by the Representative to the

Buyer that no such notice will be given, or immediately upon the resolution of disputes, if any, pursuant to this Section 1.6, the Closing Purchase Price shall be adjusted as follows (the “Adjusted Purchase Price”):

(i)                                     If the amount of the Final Closing Adjustment exceeds the amount of the Estimated Closing Adjustment, the Buyer shall be entitled to recover such deficiency pursuant to the terms of the Escrow Agreement;

(ii)                                  If the amount of the Final Closing Adjustment is equal to the amount of the Estimated Closing Adjustment, the Closing Purchase Price shall not be adjusted; and

(iii)                               If the amount of the Estimated Closing Adjustment exceeds the Final Closing Adjustment, the Buyer shall deliver to the Paying Agent an amount in immediately available funds equal to the amount of such surplus (the “Closing Adjustment Surplus”).  The percentage of the Closing Adjustment Surplus, if any, to be distributed to each Company Equityholder by the Paying Agent shall be as set forth on the Closing Date Allocation Schedule.

1.7                               Representative.

(a)                                 The Company Equityholders hereby appoint the Representative as the representative, attorney-in-fact and agent of the Company Equityholders in connection with the sale of the Company Shares and the other transactions contemplated by this Agreement and the Escrow Agreement and in any litigation or arbitration involving this Agreement and/or the Escrow Agreement.  In connection therewith, the Representative is authorized to do or refrain from doing all further acts and things, and to execute all such documents as the Representative shall deem necessary or appropriate, and, except as otherwise expressly provided in this Agreement, shall have the power and authority to:

(i)                                     act for the Company Equityholders with regard to all matters pertaining to this Agreement and the Escrow Agreement;

(ii)                                  act for the Company Equityholders to transact matters of arbitration or litigation;

(iii)                               execute and deliver all amendments, waivers, ancillary agreements, certificates and documents that the Representative deems necessary or appropriate in connection with the sale of the Company Shares and the consummation of the other transactions contemplated by this Agreement or the Escrow Agreement;

(iv)                              receive funds, make payments of funds, and give receipts for funds;

(v)                                 do or refrain from doing any further act or deed on behalf of the Company Equityholders that the Representative deems necessary or appropriate in its discretion relating to the subject matter of this Agreement or the Escrow Agreement as fully and completely as the Company Equityholders could do if personally present;

(vi)                              give and receive all notices required to be given or received by the Company Equityholders under this Agreement;

(vii)                           give any written direction to the Escrow Agent;

(viii)                        agree to, negotiate, enter into settlements and compromises of and comply with arbitration awards and court orders with respect to claims for indemnification made by the Buyer under Article VII; and

(ix)                              receive service of process in connection with any claims under this Agreement and the Escrow Agreement.

(b)                                 All decisions and actions by the Representative shall be binding upon all Company Equityholders, and no Company Equityholder shall have the right to object, dissent, protest or otherwise contest the same.

(c)                                  At the Closing, the Buyer shall pay the Representative Expense Amount to the Representative, which Representative Expense Amount shall be maintained by the Representative in a segregated account.  The Representative shall be reimbursed by the Company Equityholders (and not by the Buyer or the Company) for reasonable out-of-pocket expenses incurred in the performance of its duties (including the reasonable fees and expenses of counsel) under this Agreement from the Representative Fund and, if such fund is insufficient to pay such expenses, from the first proceeds from the Escrow Fund or Net Milestone Payments otherwise available for distribution to the Company Equityholders.  Upon the determination of the Representative that the Representative Fund is no longer necessary in connection with any claim for indemnification under Article VII or any dispute regarding Milestone Payments, the Representative shall distribute to the Company Equityholders (solely out of the Representative Fund) the Representative Account Payment.  The Representative shall hold, invest, reinvest and disburse the Representative Fund in trust for all of the Company Equityholders, and the Representative Fund shall not be used for any other purpose and shall not be available to the Buyer to satisfy any claims hereunder.

(d)                                 The Representative shall treat confidentially and not use other than in the performance of its duties as the Representative and not disclose any information disclosed to it pursuant to this Agreement to anyone except as required by Law, provided that (i) the Representative may disclose to legal counsel and other advisors under an obligation of confidentiality and non-use in such advisor’s capacity as such (for the purpose of advising the Representative and the Company Equityholders on any information disclosed to the

Representative pursuant to this Agreement), (ii) the Representative (or legal counsel or other advisor to whom information is disclosed pursuant to clause (i) above) may disclose in any Legal Proceeding relating to this Agreement or the transactions contemplated hereby (or, in either case, discussion in preparation therefor) any information disclosed to the Representative pursuant to this Agreement and (iii) the Representative may disclose to its professional advisers and any member of its board (but not to any other Person, including any investor in any of the foregoing Persons) any information disclosed to the Representative, subject to the Persons to whom the disclosure is to be made agreeing with the Buyer in writing to restrictions on the disclosure and use of such information consistent with the restrictions to which the Representative is subject pursuant to this Section 1.7(d).

(e)                                  The Company Equityholders may from time to time appoint another person to act as their representative, provided that such appointment shall not take effect until it has been notified to the Buyer in writing signed by or on behalf of holders of Company Securities who held, as of immediately prior to the Closing, a majority (by voting power) of the then outstanding Company Securities)  (the “Required Sellers”), and such substituted representative shall be deemed to be the Representative for all purposes of this Agreement.  Upon any replacement of the Representative, the Representative being replaced shall transfer to the new Representative the balance of any unexpended Representative Expense Amount.

(f)                                   Each Company Equityholder agrees that:

(i)                                     the Buyer shall be entitled to rely conclusively on the instructions and decisions of the Representative as to the determination of the Final Closing Adjustment and the Adjusted Purchase Price, the settlement of any disputes or claims under this Agreement and the Escrow Agreement, or any other actions required or permitted to be taken by the Representative hereunder, and no party hereunder shall have any cause of action against the Buyer for any action taken by the Buyer in reliance upon the instructions or decisions of the Representative;

(ii)                                  the provisions of this Section 1.7 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Company Equityholder may have in connection with the sale of the Company Shares and the other transactions contemplated by this Agreement;

(iii)                               remedies available at Law for any breach of the provisions of this Section 1.7 are inadequate; therefore, the Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if the Buyer brings an action to enforce the provisions of this Section 1.7; and

(iv)                              the provisions of this Section 1.7 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Company Equityholder, and any references in this Agreement to a Company

Equityholder shall mean and include the successors to the rights of each applicable Company Equityholder hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.

1.8                               Payment Fund.  The procedures for the exchange of the outstanding Company Shares for the consideration to be paid to the Company Equityholders pursuant to this Agreement are as follows:

(a)                                 Paying Agent.  At or prior to the Closing, the Buyer shall deposit the Payment Fund with the Paying Agent for the payment of the Closing Purchase Price to the holders of Company Shares through the Paying Agent.  Any earnings from investment of the Payment Fund shall accrue to the benefit of the Buyer.

(b)                                 Exchange Procedures.  Each Company Equityholder shall be paid in accordance with the Closing Date Allocation Schedule (i) promptly after the Closing, that portion of the Closing Purchase Price that such Company Equityholder has the right to receive pursuant to the provisions of this Agreement, plus (ii) if, as and when payable, the portion of all other Total Consideration that such Company Equityholder has the right to receive pursuant to the provisions of this Agreement in respect of all Company Shares held by such Company Equityholder.

1.9                               Allocation Schedule.

(a)                                 The Initial Allocation Schedule attached hereto as Exhibit A sets forth a summary of the allocation (estimated as of the date hereof) of the amounts payable at the Closing to the Company Equityholders.  The Company shall deliver to the Buyer and the Paying Agent, at least four (4) Business Days prior to the Closing, the Closing Date Allocation Schedule (which schedule shall reflect the Estimated Closing Adjustment as determined in accordance with Section 1.6(a)).  The Paying Agent shall make all payments and deliveries of the Closing Purchase Price and the Total Consideration in accordance with the Closing Date Allocation Schedule.

(b)                                 It is expressly acknowledged and agreed that the preparation of the Closing Date Allocation Schedule and the allocation of the Closing Purchase Price and the Total Consideration set forth therein are the sole responsibility of the Company Equityholders and that Buyer and the Paying Agent shall be entitled to rely thereon, without any obligation to investigate or verify the accuracy or correctness thereof and to make payments in accordance therewith.  None of Buyer, the Paying Agent or any of their Affiliates shall have any liability in connection with any claims by any Company Equityholder or any other Person relating to any alleged inaccuracy or miscalculations in, or otherwise relating to, the preparation of the Closing Date Allocation Schedule and the allocation of the Total Consideration set forth therein or payments made in accordance therewith.  In consideration for its receipt of its allocation of Total Consideration in accordance with (and subject to) the Closing Date Allocation Schedule, each

Company Equityholder hereby irrevocably waives, releases and promises never to assert any claims or causes of action, promises or similar rights of any type (however described and however arising) that such Company Equityholder may currently have, or may have in the future, whether or not now known, against the Trust Foundations, the Company, the Buyer or any of their respective predecessors, successors, parent corporations, subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans (the “Released Parties”) with respect to any matter related to the allocation of the Total Consideration in accordance with the Closing Date Allocation Schedule (the “Released Claims”).  Each Company Equityholder acknowledges that it may hereafter discover facts other than or different from those that it knows or believes to be true with respect to the subject matter of the Released Claims, but it hereby expressly agrees that, on and as of the Closing, such Company Equityholder shall have waived and fully, finally and forever settled and released any known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent claim with respect to the Released Claims, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts.

(c)                                  Each Company Equityholder hereby acknowledges and agrees that if it should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against any Released Party with respect to any Released Claim, this Section 1.9(c) may be raised as a complete bar to any such action, claim or proceeding, and the applicable Released Party may recover from such Company Equityholder all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.

1.10                        Escrow Arrangements.

(a)                                 On the Closing Date, the Buyer shall deliver to the Escrow Agent the Original Escrow Amount for the purpose of (i) providing security for any adjustment to the amount of the Closing Purchase Price pursuant to Section 1.6 and (ii) securing the indemnification obligations of the Company Equityholders set forth in Article VII.

(b)                                 In the event of the occurrence of the indemnification circumstances set forth in Schedule 7.2(e), the Buyer shall be entitled to withhold and shall deliver to the Escrow Agent $6,000,000 from Milestone Payment #1 (when paid) (the “Second Escrow Deposit”) solely for the purpose of securing the indemnification obligations of the Sellers set forth in Section 7.2(e).

(c)                                  The Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof.  The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

(d)                                 The Sellers and the Option Holders named on the signature pages hereto, by their execution of this Agreement, and the DR Holders, by their execution of the Adherence Agreement, hereby approve the Escrow Agreement and of all of the arrangements relating thereto, including the placement of the Original Escrow Amount and the Second Escrow Deposit in the escrow established pursuant to this Section 1.10.

1.11                        Withholding Obligations.  Each of the Buyer, the Company, the Paying Agent and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to any provision of this Agreement to any Person an amount equal to such amounts in respect of Taxes as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable Law.  To the extent that amounts are so withheld by the Buyer, the Company, the Paying Agent or the Escrow Agent, as the case may be, such withheld amounts shall be accounted for in full to the relevant taxation authority and shall be treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deduction and withholding was made by the Buyer, the Company, the Paying Agent or the Escrow Agent, as the case may be.  The Buyer, the Paying Agent and the Escrow Agent shall also have the right to collect Forms W-8 or W-9, or such other forms relating to withholding obligations as may be applicable, from such Persons.  To the extent that the Buyer, acting reasonably, considers that a withholding is due from any Milestone Payment payable to a Company Equityholder, the Buyer shall notify such Company Equityholder before making such withholding (and, in any event, not less than five (5) Business Days before making any withholding) and in such event the payment of any amount due to such Company Equityholder shall be postponed for a period (not exceeding 20 Business Days) during which the Buyer and the relevant Company Equityholder shall discuss in good faith whether any withholding is required.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLERS

The Sellers severally, and not jointly, represent and warrant to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct with respect to the applicable Seller as of the date of this Agreement and will be true and correct with respect to such Seller as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).  The Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article II and in Article III.  The disclosures in any section or paragraph of the Disclosure Schedule shall qualify only (a) the corresponding section or paragraph in this Article II or Article III, as the case may be, and (b) other sections or paragraphs in this Article II or Article III to the extent that it is clear from a reading of the disclosure that such disclosure also qualifies or applies to such other section or paragraph.

2.1                               Organization and Corporate Power.  To the extent the Seller is an entity, the Seller is a corporation or other entity duly organized, validly existing and (to the extent such concepts are applicable) in good standing under the Laws of the jurisdiction of its formation.

2.2                               Authorization.  To the extent such Seller is an entity, the Seller has all requisite power and authority (corporate and other) to execute and deliver this Agreement and the other agreements contemplated hereby and to perform the Seller’s obligations hereunder and thereunder.  The execution and delivery by the Seller of this Agreement and the other agreements contemplated hereby and the performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and other action on the part of the Seller.  This Agreement and all other agreements contemplated hereby have been or will be as of the Closing Date duly and validly executed and delivered by the Seller and constitute or will constitute valid and binding obligations of the Seller, enforceable against it in accordance with their terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of Law governing specific performance, injunctive relief and other equitable remedies (such Laws in clauses (a) and (b) are hereinafter collectively referred to as the “Applicable Bankruptcy Laws”).

2.3                               Noncontravention.  Neither the execution and delivery by the Seller of this Agreement or any other agreement contemplated hereby, nor the performance by the Seller of its obligations hereunder or thereunder, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the certificate of incorporation, articles of association, by-laws or other organizational documents of the Seller, each as amended or restated to date, (b) require on the part of the Seller any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any material contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other similar arrangement to which the Seller is a party or by which the Seller is bound or to which any of the assets of the Seller are subject, (d) result in the imposition of any Security Interest upon any assets of the Seller or (e) violate any order, writ, injunction, judgment, permit, decree, statute, rule or regulation applicable to the Seller or any of its properties or assets.

2.4                               Ownership of Company Securities.  The Seller (other than the Trust Foundations) holds full legal and beneficial title or, in the case of the Trust Foundations, full legal title, to all of the Seller’s Company Shares and all of the Seller’s Convertible Loan Shares and Warrant Shares as specified for each Seller in a table as at the date of signing of this Agreement and a table as at the Closing Date (the “Closing Table”) included in Section 3.2(b) of the Disclosure Schedule, free and clear of any Security Interests (other than restrictions on transfer arising under applicable securities Laws).  The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting or transfer of any Company Shares.  Upon consummation of the purchase contemplated hereby, the Buyer will acquire from the Seller good and marketable title to all Company Shares owned by the Seller on Closing, free and clear of all Security Interests.

2.5                               Litigation.  There is no Legal Proceeding which is pending or has been threatened in writing against the Seller that questions the validity of this Agreement or any action taken or to be taken by the Seller in connection herewith or that would reasonably be expected to have a material adverse effect on the Seller’s ability to consummate the sale of the Company Shares and the other transactions contemplated by this Agreement.

2.6                               Brokers’ Fees.  The Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the sale of the Company Securities or the other transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY EQUITYHOLDERS AND WARRANTORS REGARDING THE COMPANY

Each of the Company Equityholders jointly and severally represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in Section 3.2 of this Article III in respect of its own Company Securities are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing.  The Warrantors jointly and severally represent and warrant to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

3.1                               Organization, Qualification and Corporate Power.  The Company is a limited liability company registered under the Laws of the Netherlands with the Trade Register of the Chamber of Commerce under number 28097144 and is duly organized and validly existing under the Laws of the Netherlands.  The Company has all requisite power and authority (corporate and other) to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  The Company has furnished to the Buyer complete and accurate copies of its constitutional and corporate documents.  The Company is not in default under or in violation of any provision of its articles of association.

3.2                               Capitalization.

(a)                                 The authorized share capital of the Company consists of EUR [**], comprising [**] Ordinary Shares, [**] A Preferred Shares and [**] B Preferred Shares, with a nominal value of EUR 0.01 each. As at the date of this Agreement, the issued share capital of the Company is EUR [**] which is divided into [**] Ordinary Shares issued and outstanding, [**] A Preferred Shares issued and outstanding and [**] B Preferred Shares issued and outstanding, and no shares were held in the treasury of the Company. The [**] A Preferred Shares issued and outstanding are convertible into [**] Ordinary Shares. The [**] B Preferred Shares issued and outstanding are convertible into [**] Ordinary Shares.  On Closing, the issued share capital of the Company will be as set out in the Closing Table included in Section 3.2(b) of the Disclosure Schedule.

(b)                                 The first table set out in Section 3.2(b) of the Disclosure Schedule (headed “Capitalization as per Signing”) sets forth a complete and accurate list, as of the date of this Agreement, of the holders of the Company Securities, showing the number of shares, and the class or series of such shares, held by each shareholder and (for shares other than Ordinary Shares) the number of Ordinary Shares (if any) into which such shares are convertible.  The Closing Table in Section 3.2(b) of the Disclosure Schedule sets forth a complete and accurate list, as of the Closing Date, of the holders of the Company Securities, showing the number of shares, and the class or series of such shares held by each shareholder and (for shares other than Ordinary Shares) the number of Ordinary Shares (if any) into which such shares are convertible.  All of the issued and outstanding share capital of the Company has been issued by the Company in compliance with all applicable Law. The share capital of the Company has not been directly or indirectly repaid to a Seller or an Affiliate of or Person related to a Seller.

(c)                                  Section 3.2(c) of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) all Company Share Plans, indicating for each Company Share Plan the number of Company Shares issued to date under such Company Share Plan, the number of Company Shares subject to outstanding options under such Company Share Plan and the number of Company Shares reserved for future issuance under such Company Share Plan and (ii) all holders of outstanding Options, indicating with respect to each Option the Company Share Plan under which it was granted, the number of Company Shares subject to such Option, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto).  The Company has made available to the Buyer complete and accurate copies of all Company Share Plans and forms of all share option agreements evidencing Options. All of the share capital of the Company subject to Options will be, upon issuance pursuant to the exercise of such instruments, duly authorized, validly issued and fully paid up.

(d)                                 With respect to the outstanding Options, (i) each grant of an Option was duly authorized no later than the date on which the grant of such Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto no later than the Grant Date, (ii) each such grant was made in accordance with the terms of the applicable

Company Share Plan and all applicable Laws and (iii) each such grant was properly accounted for in accordance with IFRS in the Financial Statements.

(e)                                  Except as set forth in Sections 3.2(b) or 3.2(c) of the Disclosure Schedule, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares or portion of the share capital of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares or share capital of the Company any evidences of indebtedness or assets of the Company, (iii) the Company has no obligation to create, issue, allot or transfer any shares or any portion of its share capital, (iv) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any portion of the share capital of the Company or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (v) there are no outstanding or authorized share appreciation, phantom share or similar rights with respect to the Company.

(f)                                   There is no agreement, written or oral, between the Company and any holder of its securities, or, to the Warrantors’ Knowledge, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag along” rights), registration under the Securities Act or the securities Laws of any other jurisdiction, or voting, of the share capital of the Company.

3.3                               Authorization.  The Company has all requisite power and authority (limited liability company and other) to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder.  The execution and delivery by the Company of this Agreement and the performance by the Company of this Agreement and the consummation of the sale of the Company Securities and the other transactions contemplated hereby and thereby have been duly and validly authorized.  This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to Applicable Bankruptcy Laws.

3.4                               Noncontravention.  Subject to the filing or other regulatory requirements, if any, of any applicable U.S. or foreign regulatory body, neither the execution and delivery by the Company or any Company Equityholder of this Agreement, nor the performance by the Company or any Company Equityholder of its obligations hereunder, nor the consummation by the Company or the Company Equityholders of the transactions contemplated hereby, will (a) conflict with or violate any provision of the articles of association of the Company or the certificate of incorporation or by-laws (or comparable organizational documents) of any Subsidiary, each as amended or restated to date, (b) require on the part of the Company, any Subsidiary or any Company Equityholder any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any material contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of the assets of the Company or any Subsidiary are subject, (d) result in the imposition of any Security Interest upon any assets of the Company or any Subsidiary or (e) violate any order, writ, judgment, injunction, decree, statute, rule or regulation applicable to the Company, any Subsidiary or any of their respective properties or assets.  Section 3.4 of the Disclosure Schedule sets forth a true, correct and complete list of all consents and approvals of third parties and Governmental Entities, and all filings and notices, in each case that are required by the Company in connection with the consummation of the sale of the Company Securities and the other transactions contemplated by this Agreement.

3.5                               Subsidiaries.

(a)                                 Section 3.5 of the Disclosure Schedule sets forth: (i) the name of each Subsidiary; (ii) the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each Subsidiary; (iv) the names of the officers and directors of each Subsidiary; and (v) the jurisdictions in which each Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity.

(b)                                 Each Subsidiary is a corporation or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each Subsidiary is duly qualified to conduct business and is in good standing under the Laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification. Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has made available to the Buyer complete and accurate copies of the certificate of incorporation, by laws or other organizational documents of each Subsidiary. No Subsidiary is in default under or in violation of any provision of its charter, by-laws or other organizational documents. All of the issued and outstanding shares of capital stock (or other equity securities) of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of each Subsidiary that are held of record or owned beneficially by either the Company or any Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under the articles of association, Securities Act and state securities Laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary.

(c)                                  The Company does not own or control directly or indirectly or have any direct or indirect equity participation or similar interest in any other corporation, partnership, limited liability company, joint venture, trust or other business association or entity that is not a Subsidiary.

(d)                                 Neither the Company nor any Subsidiary has any branch or any permanent establishment outside its country of incorporation or is or has agreed to become a member of any grouping, partnership or other unincorporated association, joint venture or consortium.

3.6                               Financial Statements.

(a)                                 The Company has made available to the Buyer the Financial Statements.  The Financial Statements (i) comply as to form with all applicable accounting requirements, (ii) were prepared in accordance with IFRS as adopted by the European Union applied on a consistent basis throughout the periods covered thereby; provided, however, that the Financial Statements referred to in clause (c) of the definition of such term are subject to normal recurring year-end adjustments (which, individually and in the aggregate, will not be material) and do not include footnotes.

(b)                                 Each of the Financial Statements gives a true and fair view of the consolidated assets, liabilities, business, financial condition, results of operations and cash flows of the Company and the Subsidiaries as of the date thereof and for the period referred to therein, and is consistent with the books and records of the Company and the Subsidiaries.

(c)                                  None of the Financial Statements are distorted by any items of an unusual or non-recurring nature.

(d)                                 The Company maintains books and records in accordance with applicable statutory requirements, reflecting its assets and liabilities and maintains proper and adequate internal accounting controls (in light of the Company’s current size, privately held status and stage of development) which provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets, (iii) access to assets of the Company is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Company is compared with existing assets at regular intervals, and (v) accounts, notes and other receivables were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(e)                                  Each of the Financial Statements has been audited by a certified auditor who has rendered an auditor’s certificate without qualification.

(f)                                   Each of the Financial Statements has been properly maintained and has been duly filed in accordance with the applicable Law.

(g)                                  There is no outstanding guarantee, indemnity, joint and several liability statement, suretyship or security given by the Company or any of the Subsidiaries.

(h)                                 The Company is not engaged in manufacturing, as defined by the HSR Act and related rules.  The Company’s (i) annual net sales do not exceed the current threshold of $141.8 million and (ii) its total assets do not exceed the current threshold of $14.2 million, both under Section 18a(a)(2)(B)(ii)(II) and (III) of the HSR Act and related rules.

(i)                                     Section 3.6(i) of the Disclosure Schedule sets forth a complete and accurate list of all Indebtedness of the Company as of the date of this Agreement.

(j)                                    Other than the Convertible Loans (which, prior to Closing, will be converted into Preferred Shares or redeemed in accordance with their terms), there are no intercompany debts between the Company and/or any Subsidiary, on the one hand, and the Sellers, on the other hand.

(k)                                 Neither the Company nor any Subsidiary is subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any Governmental Entity or other similar Person. The execution and compliance with the terms of this Agreement do not and will not result in any grant, subsidy or financial assistance from any Governmental Entity or other similar Person becoming repayable.

3.7                               Absence of Certain Changes.  Since the date of the Most Recent Balance Sheet, (a) there has occurred no event or development which, individually or in the aggregate, has had, or would, to the knowledge of the Warrantors, reasonably be expected to have, a Company Material Adverse Effect, and (b) neither the Company nor any Subsidiary has taken any of the actions set forth in paragraphs (a) through (s) of Section 5.3.

3.8                               Undisclosed Liabilities.  Neither the Company nor any Subsidiary has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, a copy of which is attached to Section 3.8 of the Disclosure Schedule, (b) liabilities that have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business, (c) contractual and other liabilities incurred in the Ordinary Course of Business that are not required by IFRS to be reflected on a balance sheet and that are not in the aggregate material, and/or (d) Unpaid Company Transaction Expenses.

3.9                               Tax Matters.

(a)                                 The Company and each Subsidiary has properly filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects.  The Company and the Subsidiaries have paid on a timely basis all Taxes, whether or not shown on any Tax Return, that were due and payable.  The unpaid Taxes of the Company and the Subsidiaries for Tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet and all unpaid Taxes of the Company and each Subsidiary for all Tax periods commencing after the date of the Most Recent Balance Sheet arose in the Ordinary Course of Business and are of a type and amount commensurate with Taxes attributable to prior similar periods.

(b)                                 Neither the Company nor any Subsidiary has any actual or potential liability as a transferee or successor, pursuant to any contractual obligation, by operation of Law, or otherwise for any Taxes of any Person other than the Company or a Subsidiary.  Neither the Company nor any Subsidiary is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

(c)                                  All Taxes that the Company and each Subsidiary is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity, and the Company and each Subsidiary has complied in all material respects with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

(d)                                 The Company has delivered or made available to the Buyer (i) complete and correct copies of all Tax Returns of the Company and the Subsidiaries relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company or a Subsidiary relating to Taxes for any taxable period for which the statute of limitations has not yet expired and (iii) complete and correct copies of all material agreements, rulings, settlements or other material Tax documents with or from any Governmental Entity relating to Tax incentives of the Company or any of its Subsidiaries.

(e)                                  No examination or audit of any Tax Return of the Company or any Subsidiary by any Governmental Entity is currently in progress or, to the Knowledge of the Warrantors, threatened or contemplated.  No deficiencies for Taxes of the Company or any Subsidiary have been claimed, proposed, or assessed by any Governmental Entity.  Neither the Company nor any Subsidiary has been informed by any jurisdiction in which the Company or any Subsidiary did not file a Tax Return that the jurisdiction believes that the Company or such Subsidiary was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction.  Neither the Company nor any Subsidiary has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority which is still in effect.

(f)                                   Neither the Company nor any Subsidiary has made any payment, is obligated to make any payment or is a party to any agreement, contract, arrangement or plan that could obligate it to make any payment that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code).

(g)                                  Neither the Company nor any Subsidiary is or was a party to any transaction, agreement or arrangement that would cause the Company or any Subsidiary to be subject to Tax in a period following the Closing Date as a result of events occurring on or before to the Closing Date.

(h)                                 There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company or any Subsidiary, other than with respect to Taxes not yet due and payable.

(i)                                     Neither the Company nor any Subsidiary is liable for Taxes imposed on or due by any third party, including any sub-contractor, the Sellers or any Affiliate, except to the extent that full provision has been made in the Financial Statements.

(j)                                    The amounts of Taxes chargeable on the Company and/or a Subsidiary have not been affected by any concession, arrangements, agreement or other formal or informal arrangement with any authority (not being a concession, agreement or arrangement available to companies generally). The Company is not subject to a special Taxes regime.

(k)                                 Neither the Company nor any Subsidiary is or ever has been a party to a transaction or agreement that did not or does not comply with the Tax rules on transfer pricing in any relevant jurisdiction.

3.10                        Assets.

(a)                                 The Company or the applicable Subsidiary is the true and lawful owner of, and has good title to, all of the assets (tangible or intangible) purported to be owned by the Company or such Subsidiary, free and clear of all Security Interests or any agreement or commitment to give or create any Security Interest, and no Person has claimed to be entitled to any of the foregoing. The Company and each Subsidiary owns or leases all tangible assets which are, to the Knowledge of the Warrantors, sufficient for the conduct of its businesses as presently conducted, which tangible assets are reflected in the Financial Statements (other than to the extent disposed of in the Ordinary Course of Business). Such tangible assets, taken as a whole, are free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they presently are used.

(b)                                 Each item of equipment, motor vehicle and other asset that the Company or a Subsidiary has possession of pursuant to a lease agreement or other contractual arrangement is to the Knowledge of the Warrantors in such condition that, upon its return to its lessor or owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable lease or contract, the obligations of the Company or such Subsidiary to such lessor or owner will have been discharged in full.

(c)                                  Neither the Company nor any Subsidiary has been a party to a transaction pursuant to or as a result of which a material asset owned, purportedly owned or otherwise held by the Company or a Subsidiary is liable to be transferred or re-transferred to another Person or which gives or may give rise to a right of compensation or payment in favor of another Person under applicable Law.

3.11                        Owned Real Property.  Neither the Company nor any Subsidiary owns, or has ever owned, any real property.

3.12                        Real Property Leases.  Section 3.12 of the Disclosure Schedule lists all Leases and lists the term of such Lease, any extension and expansion options, and the rent payable, security deposit, maintenance and like charges thereunder, and any advance rent thereunder.  The Company has made available to the Buyer complete and accurate copies of the Leases.  With respect to each Lease:

(a)                                 such Lease is legal, valid, binding, enforceable (subject to Applicable Bankruptcy Laws) and in full force and effect against the Company or the Subsidiary that is the party thereto, as applicable, and, to the Warrantors’ Knowledge, against each other party thereto;

(b)                                 the rent payable under such Lease has been paid up to date in accordance with terms of such Lease;

(c)                                  such Lease will continue to be legal, valid, binding, enforceable (subject to Applicable Bankruptcy Laws) and in full force and effect against the Company or the Subsidiary that is the party thereto, as applicable, and, to the Warrantors’ Knowledge, against each other party thereto immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(d)                                 none of the Company, any Subsidiary or, to the Knowledge of the Warrantors, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the Knowledge of the Warrantors, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or, to the Knowledge of the Warrantors, any other party under such Lease;

(e)                                  there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

(f)                                   neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(g)                                  all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities;

(h)                                 the Warrantors have no Knowledge of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such Lease which would reasonably be expected to impair the current uses or the occupancy by the Company or any Subsidiary of the property subject thereto;

(i)                                     neither the Company nor any Subsidiary is obligated to pay any leasing or brokerage commission relating to such Lease and will not have any obligation to pay any leasing or brokerage commission upon the renewal of such Lease;

(j)                                    no material construction, alteration or other leasehold improvement work with respect to the Lease remains to be paid for or performed by the Company or any Subsidiary; and

(k)                                 neither the Company nor any Subsidiary has made any renovation or alteration of any property subject to such Lease other than on the basis of and in accordance with the prior consent of the relevant landlord.

3.13                        Intellectual Property.

(a)                                 Section 3.13(a) of the Disclosure Schedule lists all Company Owned Registrations and Company Exclusively Licensed Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable.  All assignments of Company Owned Registrations to the Company or any Subsidiary have been properly executed and recorded and remain in force and are enforceable in accordance with their terms, subject to Applicable Bankruptcy Laws against the Company or the Subsidiary that is the party thereto, as applicable, and against each other party thereto. All exclusive licenses granted to the Company or the Subsidiary of Company Exclusively Licensed Registrations and all material non-exclusive licenses granted to the Company or the Subsidiary of Company Licensed Intellectual Property

remain in force and are enforceable in accordance with their terms, subject to Applicable Bankruptcy Laws against the Company or the Subsidiary that is the party thereto, as applicable, and to the Knowledge of the Warrantors, against each other party thereto.  The Warrantors have no Knowledge of any fact or circumstances that would render any issued or registered Company Owned Registrations or Company Exclusively Licensed Registrations invalid or unenforceable, and all issuance, renewal, maintenance and other similar payments that are or have become due with respect to the Company Owned Registrations or, to the Knowledge of the Warrantors, the Company Exclusively Licensed Registrations have been timely paid by or on behalf of the Company or the applicable licensor.

(b)                                 There are no inventorship challenges or interferences, or any opposition or nullity proceedings (including any inter partes, contested business method or post grant proceedings), declared or commenced by any Patent Office, and to the Knowledge of the Warrantors, no such proceedings have been threatened, requested or identified in writing by a third party or a Patent Office, with respect to any Patent Rights included in the Company Owned Registrations and, to the Knowledge of the Warrantors, there are no such inventorship challenges, interferences or opposition or nullity proceedings threatened or requested in writing by any third party, or identified, declared or commenced by any Patent Office, with respect to any Patent Rights included in the Company Exclusively Licensed Registrations. The Company and the Subsidiary have complied with their duty of candor and disclosure to the United States Patent and Trademark Office and, to the Warrantors’ Knowledge, to any relevant foreign patent or trademark office.  To the Warrantors’ Knowledge there is as of the date of this Agreement no fact with respect to any patent application or patent comprised within the Company Owned Registrations required to be disclosed to the United States Patent and Trademark Office and any relevant foreign patent office that was not disclosed at the applicable time, that would reasonably be expected to preclude the issuance of an issued patent from such patent application or render such issued patent unenforceable.  There has been no public disclosure of any Company Intellectual Property, including in trade publications or at trade shows, prior to filing of any Company Owned Registrations with respect thereto.

(c)                                  To the Warrantors’ Knowledge, the Company Intellectual Property constitutes all Intellectual Property necessary to make, use, offer to sell, sell and import the FibroCaps Product as it is formulated and manufactured at Closing.

(d)                                 The Company or a Subsidiary is the sole and exclusive owner of all Company Owned Intellectual Property, free and clear of any Security Interests.

(e)                                  The Company or the appropriate Subsidiary, as applicable, has taken commercially reasonable measures to protect the proprietary nature of each item of Company Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof.  The Company and each Subsidiary has materially complied with all applicable contractual and legal requirements pertaining to information privacy and security.  No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the Knowledge of the Warrantors, threatened against the Company or any Subsidiary.  To the Knowledge of the Warrantors, there has been no: (i) unauthorized disclosure by the Company or any Subsidiary of any third party proprietary or confidential information in the possession, custody or control of the Company or any Subsidiary, or (ii) breach of the Company’s or any Subsidiary’s security procedures wherein confidential information of the Company or any Subsidiary or confidential information of any other Person held by the Company or any Subsidiary has been disclosed to an unauthorized third Person.

(f)                                   To the Knowledge of the Warrantors, none of the Products, nor the Exploitation thereof or any other activity of the Company or the Subsidiary or by any manufacturer thereof, or any other activity of the Company or the Subsidiary, infringes or violates, or constitutes a misappropriation of, or in the past has infringed or violated, or constituted a misappropriation of, any Intellectual Property rights of any third party.  Section 3.13(e) of the Disclosure Schedule lists any written complaint, claim or notice, or written threat of any of the foregoing (including any notification that a license under any patent is or may be required), received by the Company or any Subsidiary alleging any such infringement, violation or misappropriation and any written request or demand for indemnification or defense received by the Company or any Subsidiary from any user or any other third party with respect to infringement or misappropriation of Intellectual Property Rights; and the Company has made available to the Buyer copies of all such complaints, claims, notices, requests, demands or threats relating to any alleged or potential infringement, violation or misappropriation together with copies of the information set forth in Section 3.13(f) of the Disclosure Schedule.

(g)                                  To the Knowledge of the Warrantors, no Person (including any current or former employee or consultant of the Company or the Subsidiaries) is infringing, violating or misappropriating any of the Company Owned Intellectual Property or any Company Licensed Intellectual Property which is exclusively licensed to the Company or any Subsidiary.  Neither the Company nor any of its Subsidiaries has received a notice pursuant to 21 U.S.C. §§ 355(b)(3) or 355(j)(2)(B) alleging that any patent listed in the FDA’s publication Approved Drug Products with Therapeutic Equivalence Evaluations (commonly referred to as the Orange Book) is invalid, unenforceable, or would be infringed by another Person’s drug product.  The Company has made available to the Buyer copies of all correspondence and written complaints, claims, notices or threats concerning the infringement, violation or misappropriation of any Company Owned Intellectual Property and, to the extent in the possession of Company or any of its Subsidiaries, of any Company Licensed Intellectual Property which is exclusively licensed to the Company or any Subsidiary.

(h)                                 Section 3.13(h) of the Disclosure Schedule identifies each material license, covenant or other agreement pursuant to which the Company or any Subsidiary has assigned, transferred, licensed, distributed or otherwise granted any right or access to any Person, or covenanted not to assert any right, with respect to any Product or any past, existing or future Company Intellectual Property.  Neither the Company nor any Subsidiary has agreed to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Product or any third party Intellectual Property rights.  Neither the Company nor any Subsidiary is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any Person.

(i)                                     Section 3.13(i)(1) of the Disclosure Schedule identifies (i) each license or agreement pursuant to which the Company or any Subsidiary Exploits any material Company Licensed Intellectual Property and (ii) each agreement, contract, assignment or other instrument pursuant to which the Company or any Subsidiary has obtained any joint or sole ownership interest in or to each item of Company Owned Intellectual Property other than employment contracts or consultancy agreements. Except for amounts payable by the Company pursuant to the agreements set forth in Section 3.13(i)(2) of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to any agreement pursuant to which it is obligated to pay any amounts after the Closing Date to any third party in respect of the development, manufacture, use, offer for sale, sale or importation of the FibroCaps Product as studied in the FINISH-3 clinical trial or any component thereof.  Section 3.13(i)(3) of the Disclosure Schedule correctly and completely lists all agreements other than those listed on Section 3.13(i)(2) of the Disclosure Schedule pursuant to which the Company or any Subsidiary has financial obligations after the Closing Date to third parties in respect of the development, manufacture, use, offer for sale, sale or importation of the FibroCaps Product or any component thereof.

(j)                                    Each current or former employee of the Company or any Subsidiary and each current or former independent contractor of the Company or any Subsidiary has executed a valid, binding and enforceable (subject to Applicable Bankruptcy Laws) written agreement expressly assigning to the Company or such Subsidiary all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such employee’s employment or such independent contractor’s work for the Company or the relevant Subsidiary, and all Intellectual Property rights therein.

(k)                                 The Internal Systems are free from material defects in design, workmanship and materials and conform to the written Documentation and specifications therefor.  To the Knowledge of the Warrantors, the Internal Systems do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data.

(l)                                     The Company and the Subsidiaries have neither sought, applied for nor received any support, funding, resources or assistance from any federal, state, local or foreign governmental or quasi-governmental agency or funding source in connection with the Exploitation of any Product, the Internal Systems or any facilities or equipment used in connection therewith.

3.14                        Contracts.

(a)                                 Section 3.14(a) of the Disclosure Schedule lists the following agreements (other than those agreements which have been terminated with no ongoing obligations other than confidentiality or publicity) in favor of the Company (each a “Contract”) to which the Company or any Subsidiary is a party:

(i)                                     any agreement (or group of related agreements) for the lease of personal property from or to third parties which involves more than the sum of $100,000;

(ii)                                  any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $100,000, or (C) in which the Company or any Subsidiary has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any services, products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii)                               any agreement providing for any royalty, milestone or similar payments by the Company with respect to the development or sale of any product or use of Intellectual Property, in each case providing for payments of more than $50,000;

(iv)                              any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(v)                                 any agreement (or group of related agreements) under which the Company or any Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(vi)                              any agreement for the disposition of any significant portion of the assets or business of the Company or any Subsidiary (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other Person (other than purchases of inventory or components in the Ordinary Course of Business);

(vii)                           any agreement concerning confidentiality, noncompetition or non-solicitation (excluding any confidentiality agreements with consultants, service providers, suppliers or employees of the Company or any Subsidiary containing terms and conditions set forth in the Company’s or the applicable Subsidiary’s standard form of agreement, copies of which have previously been, or in the case of those Contracts indicated in Section 3.14(a)(vii) of the Disclosure Schedule, will prior to the Closing Date be, delivered or made available to the Buyer);

(viii)                        any employment agreement, consulting agreement, severance agreement (or agreement that includes provisions for the payment of severance) or retention agreement, other than offer letters with employees (the form of which has been made available to the Buyer) providing for “at will” employment in the form used by the Company or any Subsidiary in the Ordinary Course of Business;

(ix)                              any settlement agreement or settlement-related agreement (including any agreement in connection with which any employment-related claim is settled);

(x)                                 any agreement involving any current or former officer, director or stockholder of the Company or any Affiliate thereof, other than as mentioned under (viii) above;

(xi)                              any agreement not otherwise listed in Section 3.14(a) of the Disclosure Schedule under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

(xii)                           any agency, distributor, sales representative, franchise or similar agreements to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound;

(xiii)                        any agreement which contains any provisions requiring the Company or any Subsidiary to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products or services entered into in the Ordinary Course of Business);

(xiv)                       any agreements relating to grants, funding or other forms of assistance, including loans with interest at below market rates, received by the Company or any of its Subsidiaries from any Governmental Entity;

(xv)                          any agreement that would reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of the Company or any of the Subsidiaries or the Buyer or any of its subsidiaries as currently conducted and as currently proposed to be conducted;

(xvi)                       the agreements listed in Sections 3.13(h) and 3.13(i) of the Disclosure Schedule; and

(xvii)                    any other agreement (or group of related agreements) either involving more than $100,000 or not entered into in the Ordinary Course of Business.

(b)                                 The Company has made available to the Buyer a complete and accurate copy of each Contract (as amended to date).  With respect to each Contract: (i) the Contract is legal, valid, binding and enforceable, subject to Applicable Bankruptcy Laws, and in full force and effect against the Company or the Subsidiary that is the party thereto, as applicable, and, to the Warrantors’ Knowledge, against each other party thereto; (ii) the Contract will continue to be legal, valid, binding and enforceable, subject to Applicable Bankruptcy Laws, and in full force and effect against the Company or the Subsidiary that is the party thereto, as applicable, and, to the Warrantors’ Knowledge, against each other party thereto immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) none of the Company, any Subsidiary or, to the Knowledge of the Warrantors, any other party, is in breach or violation of, or default under, any such Contract, and no event has occurred, is pending or, to the Knowledge of the Warrantors, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company, any Subsidiary or, to the Knowledge of the Warrantors, any other party under such Contract.

(c)                                  Neither the Company nor any Subsidiary is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 3.14(a) of the Disclosure Schedule under the terms of Section 3.14(a). Neither the Company nor any Subsidiary is a party to any written or oral arrangement (i) to perform services or sell products which is expected to be performed at, or to result in, a loss, (ii) that is of an onerous or unusual nature, or (iii) for which the customer has already been billed or paid that have not been fully accounted for on the Most Recent Balance Sheet.

3.15                        Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary.

3.16                        Insurance.  Section 3.16 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any Subsidiary is a party, a named insured or otherwise the beneficiary of coverage, all of which are in full force and effect.  There is no claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy.  All premiums due and payable under all such policies have been paid, neither the Company nor any Subsidiary is liable for retroactive premiums or similar payments, and the Company and the Subsidiaries are otherwise in compliance with the terms of such policies.  The Warrantors have no Knowledge of any threatened termination of, or premium increase with respect to, any such policy.  Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.  Section 3.16 of the Disclosure Schedule identifies all material claims asserted by the Company pursuant to any insurance policy since the inception of the Company and briefly describes the nature and status of each such claim.

3.17                        Legal Compliance.

(a)                                 The Company and each Subsidiary is currently conducting, and has at all times since its inception conducted, its business in compliance in all material respects with applicable Law.  Neither the Company nor any Subsidiary has received any notice or communication from any Governmental Entity alleging material noncompliance with any applicable Law.

(b)                                 Neither the Company, any Subsidiary nor any officer, director, employee or agent thereof or any Company Shareholder acting on behalf of the Company or any Subsidiary, has condoned any act or authorized, directed or participated in any act in violation of any provision of the United States and Foreign Corrupt Practices Act of 1977, as applied to such officer, director, employee, agent or Company Shareholder.

(c)                                  Neither the Company nor any Subsidiary is engaged in any agreement, arrangement, practices or conduct which would amount to an infringement of any competition Law of any jurisdiction in which the Company or any Subsidiary conducts business.

(d)                                 Neither the Company nor any Subsidiary is the subject of any investigation, inquiry or proceedings by any relevant Governmental Entity in connection with any actual or alleged infringement of any competition Law of any jurisdiction in which the Company or any Subsidiary conducts business nor, to the Knowledge of the Warrantors, is such investigation, inquiry or proceeding threatened or pending.

(e)                                  Neither the Company nor any Subsidiary is affected by any existing or pending decision, judgment, order or ruling of any relevant Governmental Entity responsible for enforcing any competition Law of any jurisdiction and has not given any undertakings or commitments to such bodies which affect the conduct of the business of the Company or any Subsidiary.

(f)                                   There is no arrangement to which the Company or any Subsidiary is a party providing for any kickbacks or any forms of compensation that are unlawful to be paid to any Person in return for the referral or volume of business or for the arrangement for recommendation or influence of such referrals.

3.18                        Regulatory Matters.

(a)                                 The Company is developing, testing, labeling, packaging, manufacturing, distributing, and storing, and at all times has developed, tested, labeled, packaged, manufactured, distributed, and stored, each Product in compliance in all material respects with: (i) the FDA Act and the Public Health Service Act (the “PHS Act”) and applicable implementing regulations and guidance issued by the FDA, including, as applicable, those requirements relating to the FDA’s current good manufacturing practices, good laboratory practices, good clinical practices and investigational use, in each case, for a blood product, medical device or biological-device combination product; (ii) the medicinal products, including investigational medicinal products, and medical devices Laws of the European Union and of the Netherlands, the United Kingdom and Belgium, and implementing regulations and guidelines issued by applicable Governmental Entities in the European Union, including the EMA and the European Commission and the national competent authorities of the Netherlands, the United Kingdom and Belgium, including, as applicable, those requirements relating to good manufacturing practices, good laboratory practices and good clinical practices and investigational use; and (iii) any other applicable Governmental Entities in any other country where the Company has actually developed, tested, labeled, packaged, manufactured, distributed or stored any Product.  The Company has not received written notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from the FDA or any other Governmental Entity alleging that any operation or activity of the Company is in material violation of the FDA Act or the respective counterparts thereof promulgated by applicable state Governmental Entities or Governmental Entities outside the United States, including, as applicable, the relevant Laws of the European Union, the Netherlands, the United Kingdom and Belgium.

(b)                                 The Company has made available to the Buyer, with respect to each Product, complete and correct copies, as of the date of this Agreement, of (i) all Biologics License Applications (“BLAs”) and Premarket Approval (the “PMAs”) or Premarket Notification (the “510(k)s”) submissions provided to the FDA, (ii) all Investigational New Drug applications (the “INDs”), Investigational Device Exemptions (the “IDEs”) or Clinical Trial Applications (“CTAs”) submitted to the FDA or to any other Governmental Entity, (iii) all Marketing Authorization Applications (“MAAs”) submitted to the EMA in accordance with Regulation 726/2004 and/or any national competent authorities in the European Union in accordance with Directive 2001/83/EC, (iv) all foreign counterparts to the BLAs, PMAs, 510(k)s, INDs, IDEs, CTAs and MAAs (in any other country where the Company has undertaken any action to develop, test, label, manufacture, distribute or store any Product), (v) where relevant, all documents required by Directive 93/42/EC to support CE-marking, (vi) all supplements to and amendments of the items set forth in clauses (i) through (v) and (vii) all correspondence, including all meeting minutes and teleconference minutes, with, or notice, alert, or warning issued by, the FDA or any other Governmental Entity with respect to any Product.  All information, claims, reports, statistics, and other data and conclusions submitted in connection with, the BLAs, the PMAs, the 510(k)s, the INDs, the IDEs, the CTAs and MAAs and any foreign counterparts thereof and in all supplements to and amendments of the same were true, complete and correct in all material respects as of the applicable date of submission and were in compliance in all material respects with all applicable Laws as of the respective dates such filings were made.

(c)                                  All preclinical and clinical investigations, and other studies and tests conducted by or on behalf of the Company have been, and if still pending are being, conducted in material compliance, to the extent applicable, with the applicable protocol for such study or trial, all recommendations, policy, and guidance issued by the FDA, 21 C.F.R. Parts 50, 54, 56, 58, 312, 812 and all applicable Laws, including the FDA Act, the PHS Act, and the respective counterparts thereof outside the United States, including, as applicable, the Dutch Act on the Agreement regarding Medical Treatment (Wet op de geneeskundige behandelings-overeenkomst), the Dutch Medical Research Involving Human Subjects Act (Wet medisch wetenschappelijk onderzoek met mensen), the Dutch Data Protection Act (Wet bescherming persoonsgegevens), the Declaration of Helsinki - Ethical Principles for Medical Research Involving Human Subjects and the Laws relating to medicinal products, medical devices and clinical trials of the European Union and the applicable countries therein and relevant guidance issued by supranational and national Governmental Entities, including the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH) E6: Good Clinical Practice: Consolidated Guidance. No clinical trial conducted by or on behalf of the Company has been terminated or suspended prior to scheduled completion, and neither the FDA nor any other applicable Governmental Entity, clinical investigator that has participated or is participating in, or institutional review board or international ethics committee, that has or has had jurisdiction over, a clinical trial conducted by or on behalf of the Company has initiated, or, to the Warrantors’ Knowledge, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of the Company.  Neither the Company nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Entity has commenced, or, to the Warrantors’ Knowledge, threatened in writing to initiate, any action to withdraw or suspend an investigational new drug application or investigational device exemption or commenced or, to the Warrantors’ Knowledge threatened in writing to initiate, any action to enjoin production of any Product at any of its or its suppliers’ facilities.  No clinical investigator who has conducted or, if still pending, is conducting any clinical trial sponsored by or on behalf of the Company has to the Warrantors’ Knowledge been disqualified from receiving investigational products by the FDA or any other Governmental Entity or has to the Warrantors’ Knowledge received any written notice from the FDA or any other Governmental Entity of an intent to initiate such disqualification proceedings.

(d)                                 The Company is, and since inception has been, in compliance in all material respects with (i) all Law and regulations related to: (A) fraud and abuse, including the Anti-kickback Statute (42 U.S.C. § 1320a-7b), the Stark Law (42 U.S.C. § 1395nn) any applicable state self-referral Law, the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the Federal Health Care Fraud Law (18 U.S.C. § 1347), the criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Physician Payments Sunshine Law (42 U.S.C. § 13207h), the Medicare Secondary Payor Statute (42 U.S.C. § 1395y(b)) and any similar state Laws; and (B) coding, coverage, and reimbursement; (ii) the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”)  as amended by the Health Information Technology for Clinical and Economic Health Act of 2009 (“HITECH”) and their implementing regulations and any state health care privacy, security or confidentiality Laws; and (iii) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152) and the regulations adopted thereunder, in each case to the extent such Laws and regulations are applicable to the Company or any of its Subsidiaries.

(e)                                  The Company is not subject to any Legal Proceedings pending or, to the Knowledge of the Warrantors, threatened against the Company including in each case by (i) the FDA or (ii) the Department of Health and Human Services Office of Inspector General, Office of Civil Rights or Department of Justice, or any State Medicaid Agency or State Attorney General pursuant to any Health Care Law, including the Anti-Kickback Statute, the Federal False Claims Act (42 U.S.C. §3729), HIPAA, as amended by HITECH, and their implementing regulations or any state health care privacy, security or confidentiality Law.  To the Knowledge of the Warrantors, there is no basis for any such Legal Proceeding.

(f)                                   All manufacturing operations conducted for the benefit of the Company have been and are being conducted in material compliance with applicable Laws and any relevant guidance issued by Governmental Entities, including, to the extent applicable, the provisions of the FDA’s current good manufacturing practice regulations, the DEA’s registration and security requirements, the Directive on the Community code relating to medicinal products for human use, the Dutch Medicines Act (Geneesmiddelenwet) and the respective counterparts thereof promulgated by state Governmental Entities, or supranational (e.g. the EMA or the European Commission) or national Governmental Entities outside the United States. To the Warrantors’ Knowledge, none of the Company’s suppliers or contract manufacturers has received an FDA Form 483 or other Governmental Entity notice of inspectional observations, “warning letters” or “untitled letters”, in each case, related to or affecting any Product. The Company has made available to the Buyer copies of all material (i) reports of inspection observations, if any, relating to any Product received by the Company or any of its Subsidiaries, (ii) establishment inspection reports relating to any Product received by the Company or any of its Subsidiaries, and (iii) warning letters or untitled letters relating to any Product received by the Company or any of its Subsidiaries, if any, as well as any other material documents received by the Company or any of its Subsidiaries, or to the Warrantors’ Knowledge, its suppliers or contract manufacturers from the FDA or other applicable Governmental Entities relating to any Product or arising out of the development of any Product that assert past or ongoing lack of compliance, in any material respects, with any applicable Laws by the Company or any of its Subsidiaries, and to the Warrantors’ Knowledge, its suppliers and contract manufacturers relating to clinical development of any Product.

(g)                                  Section 3.18(g) of the Disclosure Schedule sets forth a list of (i) all updates to the investigator’s brochure, protocol amendments, information amendments, investigator notices, safety alerts, “adverse event” reports (as that term is defined in 21 C.F.R. 312.32) or other notices of action relating to an alleged lack of safety or regulatory compliance issued by the Company or by contracting Persons acting on behalf of the Company (“Safety Notices”), (ii) the dates such Safety Notices, if any, were resolved or closed, and (iii) to the Warrantors’ Knowledge, any material complaints relating to safety alerts or “adverse event” reports that are currently unresolved.

(h)                                 The Company has not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or any such similar policies set forth in any applicable Laws.  None of the Company or, to the Warrantors’ Knowledge, any of its officers, key employees or agents, has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under applicable Law, including 21 U.S.C. Section 335a.  To the Warrantors’ Knowledge, no claims, actions, proceedings or investigations that would reasonably be expected to result in debarment or exclusion of the Company are pending or threatened against the Company or any of its officers, employees or agents.  All documents filed by the Company or any of its Subsidiaries with the FDA or any other Governmental Entity with respect to any Product, or the manufacturing, handling, storage or shipment of any Product were, at the time of filing, true, complete and accurate in all material respects, no adverse event information has come to the attention of the Company or any of its Subsidiaries that is materially different in terms of the incidence, severity or nature of such adverse events than any which were filed as safety updates to the documents filed by the Company or any of its Subsidiaries with the FDA or any other Governmental Entity with respect to any Product and all written data summaries prepared by the Company or any of its Subsidiaries that were included in documents filed with the FDA or any other Governmental Entity with respect to any Product and that are based on clinical studies conducted or sponsored by the Company or any of its Subsidiaries accurately summarize in all material respects the corresponding raw data underlying such summaries.

(i)                                     The Company is not a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or similar agreement with or imposed by any Governmental Entity.

(j)                                    The Company has complied in all material respects with the Guidance for Industry ICH E9 Statistical Principles for Clinical Trials, September 1998 in the management of the clinical data that has been presented to the Buyer.

(k)                                 The Company has disclosed to the Buyer all material information known by the Company or any of its Subsidiaries with respect to the safety and efficacy of each Product from nonclinical and/or clinical studies.

(l)                                     Neither the Company nor any of its Subsidiaries has received any written notice questioning the good standing with the FDA or any other Governmental Entity of any of the documents filed by the Company or any of its Subsidiaries with the FDA or any other Governmental Entity with respect to any Product or the manufacturing, handling, storage or shipment of any Product.  The Company has made available to the Buyer copies of all documents filed by the Company or any of its Subsidiaries with the FDA or any other Governmental Entity with respect to any Product and such documents are complete and accurate in all material respects.  The Company and its Subsidiaries have filed with the FDA and other applicable Governmental Entity all required notices, registration applications, order forms, reports, supplemental applications and annual or other reports or documents, including adverse experience reports, that are material to the continued development or handling of any Product.

3.19                        Employees.

(a)                                 Section 3.19(a) of the Disclosure Schedule contains a list, as of the date of this Agreement, of all employees of the Company and each Subsidiary, along with the position, date of hire, annual rate of compensation (or with respect to employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), estimated or target annual incentive compensation of each such person and employment status of each such person (including whether the person is on leave of absence and the dates of such leave).  Each current and former employee of the Company or any Subsidiary has entered into the Company’s or such Subsidiary’s standard form of employment agreement including confidentiality, non-competition and assignment of inventions agreement, a copy of which has previously been delivered to the Buyer.  All of the agreements referenced in the preceding sentence will continue to be legal, valid, binding and enforceable, subject to Applicable Bankruptcy Laws, and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.  Section 3.19(a) of the Disclosure Schedule also contains a list of all employees of the Company or any Subsidiary employed in the United States who are not citizens of the United States.  To the Knowledge of the Warrantors, no key employee or group of employees has any plans to terminate employment with the Company or any Subsidiary.  The Company and the Subsidiaries currently are and have been, since their inception, in compliance with all applicable Laws relating to the employment of employees, including the hiring, classification and termination of employees, the equal treatment and opportunity of employees, occupational health and safety and the institution of any employee representation. No claims, controversies, investigations, audits or suits are pending or, to the Knowledge of the Warrantors, threatened, with respect to such Laws, either by private individuals or by Governmental Entities.  No claims, controversies, investigations, audits or suits are pending or, to the Knowledge of the Warrantors, threatened, with respect to such Laws, either by private individuals or by Governmental Entities.

(b)                                 Neither the Company nor any Subsidiary is a party to or bound by any dismissal procedures agreement, settlement agreement, social plan, collective bargaining agreement, trade union agreement or employee representative agreement or information or consultation agreement, nor has either of them experienced any actual or threatened strikes, slowdowns, picketing, work stoppage, concerted refusal to work overtime, grievances, claims of unfair labor practices or other collective bargaining disputes. The Warrantors have no Knowledge of any organizational effort made or threatened (including the filing of a petition for certification) either currently or within the past two (2) years, by or on behalf of any labor union or works council with respect to employees of the Company or any Subsidiary.

(c)                                  The Company has no works council and is not required either by agreement or by Law to have or establish a works council.

(d)                                 No director, officer or other key employee of the Company or any Subsidiary, or any Affiliate of any of the foregoing (other than a portfolio company or investment held through a discretionary pension fund in which any such Person is an investor but does not control the day to day operations of such company), owns, directly or indirectly, individually or collectively, any interest in any entity which is in a business similar or competitive to the business of the Company and the Subsidiaries.

(e)                                  Section 3.19(e) of the Disclosure Schedule contains a list of all consultants and independent contractors currently engaged by either the Company or any Subsidiary, along with the date of the agreement, position, date of retention and rate of remuneration for each such Person.  Each such consultant and independent contractor has entered into the Company’s or such Subsidiary’s standard form of confidentiality, non-competition and assignment of intellectual property rights agreement with the Company or such Subsidiary, a copy of which has previously been delivered or made available to the Buyer and each such consultant and independent contractor delivering service to the Company has provided the Company with the relevant Declaration of Independent Contractor Status (VAR-dga) or the Declaration of Income Tax Status (VAR-wuo).

(f)                                   The Company and each Subsidiary has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from its employees and is not liable for any arrears of wages, Taxes, social premiums, penalties or other sums for failure to comply with any of the foregoing. There are no, and at no time have there been, any independent contractors who have provided services to the Company or any Subsidiary for a period of six (6) consecutive months or longer.  No Subsidiary has ever had any temporary or leased employees.

(g)                                  Section 3.19(g) of the Disclosure Schedule contains a complete and accurate list of (i) all of the Company’s and each Subsidiary’s written employee handbooks, employment manuals, employment policies, or affirmative action plans, and (ii) written summaries of all unwritten employment policies.

(h)                                 There is no term of employment or employment arrangement or agreement for any employee working outside the United States that provides that a change in control of the Company shall entitle such individual (i) to treat the change of control as a breach of any contract, (ii) to any payment, benefit or change of terms of employment (whether or not conditioned upon the occurrence of any other event), or (iii) to treat himself or herself as redundant or released from any obligation to his or her employer. The Company does not have any liability to any present or former employee or independent contractor of any of them, or any representative therefor for the payment of employment tribunal compensation, unfair dismissal, damages, a redundancy payment, costs regarding a work related accident, a protective award, severance or any similar payment or award, nor is the Company under any obligation to provide or continue any benefit (including the provisions of a reference) to any such individual either pursuant to or as a consequence of failing to comply with any Law or agreement.

(i)                                     All outstanding bonuses and/or other fringe benefits outstanding have been fully paid to the relevant employees of the Company and the Subsidiaries or are provided for in the relevant Financial Statement.

(j)                                    No employee of the Company or any Subsidiary has been promised any promotion or increase of employment conditions by the Company or any Subsidiary.

(k)                                 There are no employees of another employer seconded to the Company or any Subsidiary or hired from staffing agencies (uitzendburo’s).

(l)                                     Within the period of three (3) years prior to the date of this Agreement, the Company has not been a party to a transaction involving the transfer of assets as a result whereof employees have been transferred to the Company by operation of Law (overgang van onderneming), or could claim such a transfer.

3.20                        Employee Benefits.

(a)                                 Section 3.20(a) of the Disclosure Schedule contains a complete and accurate list of all Company Plans.  Complete and accurate copies of (i) all Company Plans which have been reduced to writing, together with all amendments thereto, (ii) written summaries of all unwritten Company Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, (iv) all reports received since December 31, 2009 from any third-party administrators, actuaries, investment managers, consultants or other independent contractors (other than individual account records or participant statements) or prepared by employees of the Company or any Subsidiary, and (v) any written or electronic communications from any Governmental Entity with respect to a Company Plan (including any voluntary correction submissions), have been made available to the Buyer.  All Company Plans comply in all material respects with all applicable Laws.

(b)                                 Each Company Plan has been administered in all material respects in accordance with its terms and applicable Law, and the Company and its Subsidiaries have met all obligations with respect to each Company Plan and have timely made all required contributions thereto.  All filings and reports as to each Company Plan required to have been submitted to any Governmental Entity have been timely submitted.

(c)                                  There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that would reasonably be expected to give rise to any liability.  No Company Plan is or within the last three (3) calendar years has been the subject of, or has received notice that it is the subject of, examination by a Governmental Entity or a participant in a government sponsored amnesty, voluntary compliance or similar program.

(d)                                 Except as set forth on Section 3.20(d) of the Disclosure Schedule, all the Company Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters or opinion letters from the Internal Revenue Service to the effect that such Company Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code (or an application for the same is pending), no such determination letter or opinion letter has been revoked and, to the Knowledge of the Warrantors, revocation has not been threatened, and no act or omission has occurred, that would reasonably be likely to adversely affect its qualification.  Neither the Company nor any Subsidiary has any liability under an Employee Benefit Plan which is subject to Section 412 of the Code or Title IV of ERISA.  Neither the Company nor any Subsidiary has any liability in respect of any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(e)                                  With respect to the Company Plans, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with IFRS, on the Financial Statements.  Neither the Company nor any Subsidiary has any liability for benefits (contingent or otherwise) under any Company Plan, except as set forth on the Financial Statements.  The assets of each Company Plan that is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(f)                                   No Person (or any beneficiary of such Person) is entitled to receive any welfare benefits, including death or medical benefits (whether or not insured) beyond retirement or other termination of employment, other than as applicable Law requires, and there have been no written or oral commitments inconsistent with the foregoing.  Any welfare benefits required to be provided beyond retirement or other termination of employment are provided at the former employee’s expense, and not at the Company’s expense.

(g)                                  No act or omission has occurred and no condition exists with respect to any Company Plan that would subject the Buyer, the Company, any Subsidiary, or any plan participant to (i) any material fine, penalty, Tax or liability of any kind imposed under any applicable Law or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan, nor will the transactions contemplated by this Agreement give rise to any such liability.

(h)                                 The Company is not liable to any of its employees or former employees on the basis that it has not properly fulfilled its obligation to arrange for all such employees and former employees to participate in the kind of Company Plan in which the Company either agreed or was/is legally bound to have them participate.

(i)                                     Each Company Plan is amendable and terminable unilaterally by the Company and any Subsidiary that is a party thereto or covered thereby at any time without liability or expense to the Company, any Subsidiary or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company or any Subsidiary from amending or terminating any such Company Plan, or in any way limits such action.  The investment vehicles used to fund any Company Plan may be changed at any time without incurring a sales charge, surrender fee or other similar expense.

(j)                                    Section 3.20(j) of the Disclosure Schedule discloses each: (i) agreement with any shareholder, stockholder, director, executive officer or other key employee of the Company or any Subsidiary (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such stockholder, shareholder director, executive officer or key employee and (ii) agreement or plan binding the Company or any Subsidiary, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(k)                                 The Company does not have any ERISA Affiliates other than its Subsidiaries.

(l)                                     Each individual who has received compensation for the performance of services on behalf of the Company or any Subsidiary has been properly classified as an employee or independent contractor in accordance with applicable Law.

(m)                             Section 3.20(m) of the Disclosure Schedule sets forth the policy of the Company and each Subsidiary with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of April 30, 2013.

(n)                                 Section 3.20(n) of the Disclosure Schedule sets forth all bonuses earned by the Company’s and each Subsidiary’s employees through the Closing Date that are expected to be accrued but unpaid as of the Closing Date.

(o)                                 There are no loans or extensions of credit from the Company or any Subsidiary to any employee of or independent contractor to the Company or any Subsidiary.

(p)                                 There is no plan or commitment, whether legally binding or not, to create any additional Company Plans or to modify any existing Company Plans with respect to employees of the Company or any Subsidiary.

(q)                                 There is no corporate-owned life insurance (COLI), split-dollar life insurance policy or any other life insurance policy on the life of any employee of the Company or any Subsidiary or on any Company Shareholder.

(r)                                    Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been since January 1, 2005 in compliance with Code Section 409A and IRS Notice 2005-1 and has been in documentary compliance since January 1, 2009.  No Company Plan that is a “nonqualified deferred compensation plan” has been materially modified (as determined under Notice 2005-1) after October 3, 2004.  No event has occurred that would be treated by Code Section 409A(b) as a transfer of property for purposes of Code Section 83.  No share option or unit appreciation right granted by the Company or any Subsidiary had an exercise or measurement price that was or may have been less than the fair market value of the underlying share or equity units (as the case may be) as of the date such option or right was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right.

(s)                                   With respect to each Company Plan covering any Company employee, which plan is subject to the Laws of any jurisdiction outside of the United States (a “Foreign Plan”), the Foreign Plan (i) has been maintained in all material respects in accordance with its terms and with all applicable Laws, (ii) if intended to qualify for special Tax treatment, meets all requirements for such treatment, (iii) if not previously fully funded, will be fully funded as of the Closing Date (including with respect to benefits not then vested), and (iv) if required to be registered, has been registered with the appropriate authorities and has been maintained in good standing with the appropriate regulatory authorities.

3.21                        Environmental Matters.

(a)                                 The Company and the Subsidiaries have complied in all material respects with all applicable Environmental Laws.  There is no pending or, to the Knowledge of the Warrantors, threatened civil or criminal litigation, written notice of violation, administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any Subsidiary.

(b)                                 Neither the Company nor any Subsidiary has any liabilities or obligations arising from the release or threatened release of any Materials of Environmental Concern into the environment.

(c)                                  Neither the Company nor any Subsidiary is a party to or bound by any court order, administrative order, consent order or other agreement between the Company or any Subsidiary and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

(d)                                 Set forth in Section 3.21(d) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or any Subsidiary (whether conducted by or on behalf of the Company, any Subsidiary or a third party, and whether done at the initiative of the Company or a Subsidiary or directed by a Governmental Entity or other third party) which the Company has possession of or access to.  A complete and accurate copy of each such document has been made available to the Buyer.

(e)                                  The Warrantors have no Knowledge of any environmental liability relating to any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or any Subsidiary.

(f)                                   The Warrantors have no Knowledge of any pollution of the leased properties by any Material of Environmental Concern present on or under such properties which exceed the relevant target values. There is no source on the part of the leased properties occupied by the Company which may cause or have caused pollution of or nuisance (hinder) for any neighboring real property.

3.22                        Litigation.  There is no Legal Proceeding which is pending against or involving or, to the Knowledge of the Warrantors, has been threatened against or involving, the Company or any Subsidiary. There are no judgments, orders or decrees outstanding against the Company or any Subsidiary.

3.23                        Permits.  Section 3.23 of the Disclosure Schedule sets forth a list of all Permits issued to or held by the Company or any Subsidiary.  Other than marketing approvals for the Products required from applicable Governmental Entities, such listed Permits are the only Permits that are required for the Company and the Subsidiaries to conduct their business as presently conducted or as currently proposed by the Company to be conducted.  Each such Permit is in full force and effect; the Company or the applicable Subsidiary, as the case may be, is in material compliance with the terms of each such Permit; and, to the Knowledge of the Warrantors, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.  Each such Permit will continue in full force and effect immediately following the Closing.

3.24                        Certain Business Relationships With Affiliates.  No Affiliate of the Company (other than a Subsidiary) or of any Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of the Company or any Subsidiary, (b) has any claim or cause of action against the Company or any Subsidiary, (c) owes any money to, or is owed any money by, the Company or any Subsidiary, or (d) is a party to any contract or other arrangement (written or oral) with the Company or any Subsidiary.  Section 3.24 of the Disclosure Schedule describes any transactions or relationships between the Company or any Subsidiary, on the one hand, and any Affiliate thereof, on the other hand, that occurred or have existed since the beginning of the time period covered by the Financial Statements.

3.25                        Brokers’; Schedule of Fees and Expenses.  Except for the fees payable to Barclays, neither the Company nor any Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the sale of the Company Shares and the other transactions contemplated by this Agreement.  The Company has made available to, or, at least one day prior to Closing, will make available to, the Buyer complete and correct copies of all agreements under which any such fees or commissions are payable and all indemnification and other agreements related to the engagement of Barclays.  The fees and expenses of any accountant, broker, financial advisor, consultant, legal counsel or other Person retained by the Company or any of its Subsidiaries in connection with this Agreement, the sale of the Company Shares and the other transactions contemplated by this Agreement incurred or to be incurred by the Company or any of its Subsidiaries will not exceed the fees and expenses for such Person set forth in Section 3.25 of the Disclosure Schedule.

3.26                        Books and Records.  The statutory books and registers, minute books and other similar records of the Company and each Subsidiary have been properly kept and contain complete and accurate records of all material actions taken at any meetings of the Company’s or such Subsidiary’s shareholders, stockholders, management board (or other governing body) or any committee thereof and of all written consents executed in lieu of the holding of any such meeting and no notice or allegation that any of them is incorrect or should be rectified has been received and all returns and particulars, resolutions and other documents which the Company and each Subsidiary is required by Law to file with or deliver to any relevant authority have been correctly made up and duly filed.  The books and records of the Company and each Subsidiary accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and the Subsidiaries.  Section 3.26 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Company and the Subsidiaries and the names of persons having signature authority with respect thereto or access thereto.

3.27                        Product Liability.  No product liability claims have been received by the Company or any of its Subsidiaries and, to the Warrantors’ Knowledge, no such claims have been made against any other Person with respect to any Product or threatened against the Company or any of its Subsidiaries relating to any Product.  There is no judgment, order or decree outstanding against the Company relating to product liability claims.

3.28                        Insolvency.  No order has been made and no petition has been presented or resolution passed for the winding up of the Company or any Subsidiary or for the appointment of a liquidator or provisional liquidator for the Company or any Subsidiary.  No administrator has been appointed in relation to the Company or any Subsidiary.  No notice has been given or filed with any Governmental Entity of an intention to appoint such an administrator.  No petition or application has been presented or order made for the appointment of an administrator in respect of the Company or any Subsidiary.  No receiver or administrative receiver has been appointed, nor any notice given of the appointment of any such Person, over the whole or part of any of the Company or any Subsidiary’s business or assets.  Neither the Company nor any Subsidiary is deemed to be unable to pay its debts.  There is no unsatisfied judgment or court order outstanding against the Company or any Subsidiary.

3.29                        Guarantees.  None of the Company or any Subsidiary is a party to nor is it liable under a guarantee, indemnity or other agreement to secure or incur a financial or other obligation with respect to another Person’s obligation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers that the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date):

4.1                               Organization and Corporate Power.  The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation.  The Buyer has all requisite power and authority (corporate and other) to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

4.2                               Authorization of Transaction.  The Buyer has all requisite power and authority to execute and deliver this Agreement and the Escrow Agreement and to perform its obligations hereunder and thereunder.  The execution and delivery by the Buyer of this Agreement and the Escrow Agreement and the consummation by the Buyer of the transactions contemplated hereby and thereby, including the issuance of the Buyer Shares in accordance with the terms of this Agreement, have been duly and validly authorized by all necessary corporate action on the part of the Buyer.  This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms.

4.3                               Noncontravention.  Subject to the filing or other regulatory requirements, if any, of any applicable U.S. or foreign regulatory body, neither the execution and delivery by the Buyer of this Agreement or the Escrow Agreement, nor the performance by the Buyer of its obligations hereunder or thereunder, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or By-laws of the Buyer, (b) require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other agreement to which the Buyer is a party or by which it is bound or to which any of its assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets.

4.4                               Broker’s Fees.  Other than fees payable by the Buyer to Bank of America, the Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the sale of the Company Shares and the other transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

5.1                               Closing Efforts.  The Buyer, the Company and each of the Sellers shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the sale and transfer of the Company Shares and the other transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that (a) each of their respective representations and warranties remain true and correct through the Closing Date and (b) the conditions to the obligations of the other Parties to consummate the sale and transfer of the Company Shares and the other transactions contemplated by this Agreement are satisfied.

5.2                               Governmental and Third-Party Notices and Consents.

(a)                                 The Buyer, the Company and each of the Sellers and Warrantors shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the sale and transfer of the Company Shares and the other transactions contemplated by this Agreement and to otherwise comply with all applicable Laws in connection with the consummation of the sale and transfer of the Company Shares and the other transactions contemplated by this Agreement.

(b)                                 The Sellers, the Warrantors and the Company shall use their Reasonable Best Efforts to obtain all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in the Disclosure Schedule.

5.3                               Operation of Business.  Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Closing or the earlier termination of this Agreement in accordance with Article IX hereof (the “Pre-Closing Period”), the Sellers and the Warrantors shall cause the Company and each Subsidiary to conduct their operations only in the

Ordinary Course of Business and in compliance with all applicable Laws and, to the extent consistent therewith, shall cause the Company to use its Reasonable Best Efforts to keep its physical assets in good working condition, keep available the services of its current officers and employees and not take any action to adversely affect its relationships with customers and suppliers.  Without limiting the generality of the foregoing, during the Pre-Closing Period the Sellers and the Warrantors shall cause the Company and each Subsidiary not to, without the written consent of the Buyer:

(a)                                 issue or sell any share capital, shares or other securities of the Company or any Subsidiary or any options, warrants or rights to acquire any such shares or other securities (except pursuant to the exercise or conversion of the Warrants and First Convertible Loan, Preferred Shares or Options outstanding on the date hereof and allocated subject to Closing or as part of the creation of any Indebtedness by the Company as permitted under Section 5.3(c)), or amend any of the terms of (including the vesting of) any convertible notes, Options or restricted shares or share agreements, or repurchase or redeem any shares or other securities of the Company (except from former employees, directors or consultants in accordance with agreements in place on the date of this Agreement and providing for the repurchase of shares at their original issuance price in connection with any termination of employment with or services to the Company or any Subsidiary);

(b)                                 split, combine or reclassify any shares of its share capital; or declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its share capital, enter into a legal split or legal merger (juridische splitsing or juridische fusie), enter into any full or partial dissolvement (gedeeltelijke or gehele ontbinding) or enter into any moratorium of payment (surséance van betaling), bankruptcy (faillissement) or any other insolvency proceedings;

(c)                                  create, incur or assume any Indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or make any loans, advances or capital contributions to, or investments in, any other Person (other than (i) routine advances to employees of the Company in the Ordinary Course of Business and (ii) the draw down of the second tranche under the Supplement to the Second Convertible Loan; provided, that, in any such case, the holder of any convertible securities of the Company or any Subsidiary is a party to this Agreement and shall have agreed to sell such securities to the Buyer in accordance with the terms and conditions of this Agreement);

(d)                                 enter into, adopt, terminate or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 3.20(i) or increase in any manner the compensation or fringe benefits of, or modify the employment terms of, its directors, officers, consultants or employees, generally or individually, or pay any bonus or other benefit to its directors, officers, consultants or employees (except for existing payment obligations listed in Section 3.20(i) or (m) of the Disclosure Schedule) or hire any new officers or any new employees or consultants; amend or accelerate the payment, right to payment, or vesting of any compensation or benefits; or take any action to fund or in any other way secure the payment of compensation or benefits under any Employee Benefit Plan;

(e)                                  acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any Subsidiary or any other corporation, partnership, association or other business organization or division thereof), other than purchases and sales of tangible assets in the Ordinary Course of Business;

(f)                                   mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(g)                                  discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(h)                                 amend its articles of association, by-laws or other organizational documents;

(i)                                     sell, assign, transfer, license or sublicense any Company Intellectual Property;

(j)                                    change the nature or scope of its business being carried on as of the date of this Agreement or commence any new business not being ancillary or incidental to such business or take any action to alter its organizational or management structure;

(k)                                 change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in IFRS;

(l)                                     make or change any material Tax election, change an annual accounting period, file any amended Tax Return, enter into any closing agreement, waive or extend any statute of limitation with respect to Taxes, settle or compromise any Tax liability, claim or assessment, surrender any right to claim a refund of Taxes or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(m)                             enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, applicable Law or any contract or agreement of a nature required to be listed in Section 3.12, Section 3.13 or Section 3.14 of the Disclosure Schedule;

(n)                                 make or commit to make any capital expenditure in excess of $50,000 per item or $150,000 in the aggregate;

(o)                                 institute or settle any Legal Proceeding;

(p)                                 take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Closing set forth in Article VI not being satisfied;

(q)                                 knowingly or negligently fail to take any action necessary to preserve the validity of any Company Intellectual Property or Permit;

(r)                                    have any discussions with, or make any commitments to, any Governmental Entity with regulatory authority over any Product in any jurisdiction regarding development or other regulatory-related matters, other than, to the extent required, responding to inquiries from such Governmental Entities in a manner consistent with past practice; or

(s)                                   agree in writing or otherwise to take any of the foregoing actions.

In addition, during the Pre-Closing Period, the Company shall and shall cause each Subsidiary to continue to make regularly scheduled payments pursuant to the terms of any Contract with respect to any Indebtedness, if any, in existence as of the date of this Agreement.

5.4                               Access to Information.

(a)                                 During the Pre-Closing Period, the Sellers and the Warrantors shall cause the Company and each Subsidiary to afford the officers, attorneys, accountants, tax advisors, lenders and other authorized representatives of the Buyer reasonable access upon reasonable notice and during normal business hours to all personnel, offices, properties, books and records of the Company and the Subsidiaries, so that the Buyer may have full opportunity to make such investigation as it shall reasonably request of the management, business, properties and affairs of the Company and the Subsidiaries, and the Buyer shall be permitted to make abstracts from, or copies of, all such books and records.  The Sellers and the Warrantors shall cause the Company and each Subsidiary to furnish to the Buyer such financial and operating data and other information as to the business of the Company and the Subsidiaries as the Buyer shall reasonably request.

(b)                                 Within [**] Business Days after the end of each month ending prior to the Closing, beginning with May 31, 2013, the Sellers shall cause the Company to furnish to the Buyer an unaudited income statement for such month and a balance sheet as of the end of such month, prepared on a basis consistent with the Financial Statements.  Such financial statements shall present fairly the consolidated financial condition and results of operations of the Company and the Subsidiaries as of the dates thereof and for the periods covered thereby, and shall, in all material respects, be consistent with the books and records of the Company and the Subsidiaries.  At the request of the Buyer, and at the Buyer’s expense, the Company shall cooperate with the Buyer (through the engagement of the Company’s auditors or as otherwise requested by the Buyer) in reconciling such monthly financial statements with GAAP.

5.5                               Notice of Breaches.  During the Pre-Closing Period, the Sellers and the Warrantors shall promptly deliver to the Buyer supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement of the Sellers or the Warrantors in this Agreement or the Disclosure Schedule inaccurate or incomplete in any material respect at any time after the date of this Agreement until the Closing.  No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule.

5.6                               Exclusivity.

(a)                                 During the Pre-Closing Period, no Seller shall, and the Sellers shall cause the Company and each Seller’s and the Company’s respective officers, directors, employees, representatives and agents not to, directly or indirectly, through any officer, director, employee, Affiliate, agent or representative or otherwise, (i) initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer or its representatives) concerning any acquisition, equity or debt financing, joint venture, merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale or license of material assets or similar business transaction involving the Company or any Subsidiary (each, an “Acquisition Transaction”), provided that nothing in this Section 5.6 shall prevent or restrict the Sellers and/or the Company from taking any steps or entering into discussions (but not consummating any transaction) with any Person in relation to an equity and/or convertible debt financing (but where such equity and/or convertible debt financing involves third parties, no third party (with its Affiliates) shall be permitted to acquire in excess of 19.9% of the Company’s outstanding equity securities) to fund the Company’s operations (whether as part of an initial public offering of the Company’s Shares or otherwise) (ii) other than in the Ordinary Course of Business, furnish any information concerning the business, properties or assets of the Company or any Subsidiary or the Company Shares to any party (other than the Buyer or its representatives), it being agreed that the foregoing exception shall not permit the furnishing of any information to any party that any Seller or Warrantor has reason to believe is considering an Acquisition Transaction, or (iii) engage in negotiations or enter into any agreement with any Person (other than the Buyer or its representatives) concerning any such transaction.

(b)                                 The Sellers shall, and shall cause the Company to, immediately notify any party with which discussions or negotiations of the nature described in Section 5.6(a) above were pending that the Sellers and the Company are terminating such discussions or negotiations.  If any Seller or the Company receives any inquiry, proposal or offer of the nature described in Section 5.6(a) above, such Seller shall, and the Sellers shall cause the Company to, within one (1) Business Day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

5.7                               Expenses.  Except as otherwise expressly provided herein, the Buyer will pay all fees and expenses (including legal and accounting fees and expenses) incurred by it in connection with the transactions contemplated hereby and the Unpaid Company Transaction Expenses shall be paid by the Company.

5.8                               Access to Suppliers.

(a)                                 Discussions with CSL. The Sellers shall, if requested by the Buyer, enter into discussions with CSL in relation to, and use their Reasonable Best Efforts to procure, the CSL Amendment. The Buyer may, by notice in writing to the Sellers, participate in such discussions but agrees to be bound by any confidentiality obligations as may reasonably be required by CSL.

(b)                                 Discussions with Quadrant. The Sellers shall, if requested by the Buyer and at the expense of the Buyer, cooperate with the Buyer to obtain such amendments as the Buyer may request to the Quadrant Agreement.

5.9                               280G Covenant.  Not less than five (5) Business Days prior to the Closing Date, the Sellers shall cause the Company to submit to a shareholder vote, in a manner that satisfies the shareholder approval requirements under Section 280G(b)(5)(B) of the Code and regulations promulgated thereunder (which vote, for the avoidance of doubt, shall not be made by the Representative), the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive any and all payments (or other benefits) contingent on the consummation of the sale of the Company Shares and the other transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that no payment received by such “disqualified individual” would be a “parachute payment” under Section 280G(b) of the Code (determined without regard to Section 280G(b)(4) of the Code).  Such vote shall establish the “disqualified individual’s” right to the payment or other compensation, and the Sellers shall cause the Company to obtain any required waivers or consents from the “disqualified individual” prior to the vote.  In addition, the Sellers shall cause the Company to provide adequate disclosure to Sellers that hold voting Company Shares of all material facts concerning all payments to any “disqualified individual” that, but for such vote, could be deemed “parachute payments” to a “disqualified individual” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and regulations promulgated thereunder.  At least five (5) Business Days prior to the vote, the Buyer and its counsel shall have the right to review and comment on all documents to be delivered to the Sellers in connection with such vote and any required disqualified individual waivers or consents, and the Sellers shall cause the Company to reflect all reasonable comments of the Buyer thereon.  Buyer and its counsel shall be provided copies of all documents executed by the shareholders and disqualified individuals in connection with the vote.

5.10                        Termination of Company Plan.  Upon the Buyer’s written request, prior to Closing but at no time until the Buyer shall have served notice on the Representative in accordance with section 6.2(g), the Sellers shall cause the Company and/or its Subsidiary to pass a resolution of the Board to terminate any and all Company Plans intended to qualify under Section 401(a) of the Code effective not later than the day immediately preceding the Closing Date.  Upon the passing of such resolution, the Sellers shall cause the Company to provide the Buyer with evidence that such plans have been terminated pursuant to resolution of the Company’s board of directors not later than the day immediately preceding the Closing Date.

5.11                        Confidentiality.  The parties acknowledge that the Buyer and the Company have previously executed the Confidentiality Agreement, which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

5.12                        Financial Statements.

(a)                                 Prior to Closing, the Sellers shall cause the Company to deliver to the Buyer historical financial statements for the Company for the 2011 and 2012 fiscal years and, if applicable, for the relevant quarterly periods of 2012 and 2013, in a form that complies with the requirements of Item 9.01 of Form 8-K and Rule 3-05 of Regulation S-X of the SEC for a business acquisition required to be described in answer to Item 2.01 of Form 8-K, including information with respect to the Company required in order for the Buyer to prepare the pro forma financial information required by Item 9.01 of Form 8-K and Article 11 of Regulation S-X.  The financial statements for the Company for the 2011 and 2012 fiscal years shall be accompanied by an unqualified report from the Company’s auditors stating that such financial statements present fairly, in all material respects, the consolidated financial position of the Company, as well as the consolidated results of operations and cash flows, for the periods covered by the such financial statements, in conformity with GAAP.

(b)                                 The Sellers shall use their Reasonable Best Efforts to cause the Company to provide the Buyer with such additional information, including reliance letters from the Company’s auditors, as the Buyer may reasonably request in order to comply with the requirements for financial statements included in Quarterly Reports on Form 10-Q filed under the Exchange Act.

(c)                                  The Buyer shall use its Reasonable Best Efforts to cooperate with and to assist the Sellers and the Company in satisfying their obligations under this Section 5.12 and shall, prior to the Closing Date, reimburse the Company [**]% of the third party costs incurred by the Company with its auditors in complying with the obligations set forth in this Section 5.12.

5.13                        Buyer Option Payment.  On the date of this Agreement, the Buyer shall pay the Buyer Option Payment to the Company by wire transfer of immediately available funds in accordance with payment instructions provided by the Company to the Buyer.  The Buyer Option Payment shall not be repayable by the Company to the Buyer under any circumstances other than fraud or knowing misrepresentation by the Sellers or the Warrantors; provided, however, that if this Agreement is terminated in accordance with the provisions of Section 9.1(b) (provided that (i) references to representations and warranties therein, shall be deemed to be references to representations and warranties as given as at the date of this Agreement and not as the same may be repeated, and (ii) the reference to Section 6.1(d) shall be disregarded) then the amount of the Buyer Option Payment shall be payable by the Company to the Buyer within twenty (20) Business Days after the date of such termination.

5.14                        Data Certification.  As promptly as practicable after the date of this Agreement, and in any event on or before August 15, 2013, the Sellers shall cause the Company to deliver to the Buyer the Company Data Package, which materials shall be certified as true and complete by the Company’s chief executive officer.  During the Collaborative Data Exploration Period, the Company shall provide the Buyer with access to (a) the final database and the necessary analysis team to run additional data analyses, including analyses not specified in the formal statistical analysis plan, (b) electronic case report forms (eCRFs), patient narratives for serious adverse events and any additional raw data relating to (i) individual patients, (ii) subsets of patients, including from analysis groups pre-specified in the SAP, and (iii) from the data set as a whole and (c) data to enable a comparison to the two prior Company phase II studies of FibroCaps and to published third party studies of competitive products.  In addition, during the Collaborative Data Exploration Period, the Company shall make its officers and employees available, and shall use its Reasonable Best Efforts to make its other representatives available, to the Buyer to facilitate a collaborative exploration of the data set included in the Company Data Package, including interactions as needed with the Company’s scientists, clinicians, regulatory, statistical and other internal experts.  During the Collaborative Data Exploration Period, the Buyer shall be permitted to consult with (and provide the Company Data Package to) external experts engaged by the Buyer who are bound under conditions of confidentiality equivalent to those applicable to the Buyer.  Any analyses which are requested by the Buyer outside the scope of pre-specified analyses will be undertaken with agreement from the Company, such agreement not to be unreasonably withheld, conditioned or delayed. The Buyer shall have the Collaborative Data Exploration Period to review the materials contained in the Company Date Package in conjunction with the Sellers and, upon the request of the Buyer from time to time but within the Collaborative Data Exploration Period, the Sellers shall cause the Company to meet (in person at the Buyer’s offices or by telephone) with representatives of the Buyer to discuss the contents thereof and any questions the Buyer may have with respect thereto.

5.15                        Warrants and Convertible Loans. Each of the Company and the Sellers which have any rights in respect of the Warrants or the First Convertible Loan shall, prior to or at Closing, take all steps required of them to effect (i) the conversion of the First Convertible Loan into B Preferred Shares and (ii) the exercise of the Warrants, and in each case the issue of Company Shares pursuant thereto.

5.16                        Adherence Agreement.  The Trust Foundations shall, prior to Closing, notify the respective DR Holders that they have the right to become a party to this Agreement prior to Closing and shall use Reasonable Best Efforts to cause the DR Holders to execute the agreement of adherence in the form as attached to this Agreement as Schedule 5.16 (“Adherence Agreement”).

ARTICLE VI

CONDITIONS TO CLOSING

6.1                               Conditions to Obligations of the Buyer.  The obligation of the Buyer to consummate the sale and transfer of the Company Shares and the other transactions contemplated by this Agreement is subject to the satisfaction of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

(a)                                 the Sellers shall have obtained (and shall have provided copies thereof to the Buyer) (i) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, set forth on Schedule 6.1(a) and (ii) all other waivers, permits, consents, approvals, authorizations, registrations, filings and notices which are necessary for the consummation of the sale of the Company Shares and the other transactions contemplated by this Agreement or that are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(b)                                 (i) the representations and warranties of the Sellers and the Company Equityholders set forth in this Agreement that are not subject to any materiality or Company Material Adverse Effect qualification (other than the representations set forth in Sections 2.9 through 2.13) shall be true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing as though made as of the Closing, (ii) the representations and warranties of the Sellers set forth in Sections 2.9 through 2.12 of this Agreement shall be true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing as though made as of the Closing and (iii) the representations and warranties of the Sellers and the Company Equityholders set forth in this Agreement that are subject to a materiality or Company Material Adverse Effect qualification shall be true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing as though made as of the Closing;

(c)                                  the Company, the Sellers and the Warrantors shall have performed or complied in all material respects with all of the agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(d)                                 there shall have occurred no change, event, circumstance or development which, individually or taken together with all other changes, events, circumstances or developments, has had, or would reasonably be expected in the future to have, a Company Material Adverse Effect;

(e)                                  (i) no judgment, order, decree, stipulation or injunction shall be in effect, (ii) no Legal Proceeding shall be pending, and (iii) no Legal Proceeding shall have been threatened by any Governmental Entity, in each case that would reasonably be expected to (A) prevent consummation of the sale of the Company Shares and the other transactions contemplated by this Agreement, (B) cause the sale of the Company Shares and the other transactions contemplated by this Agreement to be rescinded following consummation of such transaction or (C) have, individually or in the aggregate, a Company Material Adverse Effect;

(f)                                   the Representative shall have delivered to the Buyer the Company Certificate;

(g)                                  the Sellers shall have delivered to the Buyer the Company Data Package and, following review of the Company Data Package, the Buyer shall have notified the Sellers in writing that the Buyer wishes to proceed, in the Buyer’s sole discretion, with the transactions contemplated by this Agreement, which notice, if given by the Buyer, shall be irrevocable with regard to this condition having been met;

(h)                                 [intentionally deleted]

(i)                                     the Buyer shall have received copies of the resignations, effective as of the Closing, of each of the persons listed in Schedule 6.1(i) (being the members of the management board, supervisory board and officers of the Company and the Subsidiaries (other than any such resignations which the Buyer designates, by written notice to the Company, as unnecessary));

(j)                                    the Buyer shall have received documents showing that the Options have either been exercised by the Option Holder or have lapsed and a notarial deed of issuance of the Option Shares;

(k)                                 the Buyer shall have received a written shareholders’ resolution of the Company accepting the resignation of, and giving full discharge to, the directors mentioned under Section 6.1(i) with effect from Closing;

(l)                                     the Buyer shall have received a counterpart of the Escrow Agreement executed by the Escrow Agent and the Representative;

(m)                             the Buyer shall have received a certificate signed on behalf of the Company by the Company’s management board (bestuur) attaching true and correct copies of the final invoices for all Unpaid Company Transaction Expenses;

(n)                                 the Buyer shall have received a notarial deed of issuance comprising the issuance of the Convertible Loan Shares pursuant to the First Convertible Loan and Warrant Shares;

(o)                                 the Buyer shall have received the certificates and instruments (including certificates of good standing of the Company and the Subsidiaries in their jurisdictions of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) listed on Schedule 6.1(o);

(p)                                 the Buyer shall have received payoff letters from each of the lenders under the Second Convertible Loan, ABN AMRO Bank N.V. and Agentschap NL with respect to all Indebtedness of the Company in form and substance satisfactory to the Buyer; and

(q)                                 the Notary shall have received the Company’s shareholders’ register

6.2                               Conditions to Obligations of the Sellers.  The obligation of the Sellers to consummate the sale and transfer of the Company Shares and the other transactions contemplated by this Agreement is subject to the satisfaction of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Representative:

(a)                                 the representations and warranties of the Buyer set forth in this Agreement that are not subject to any materiality qualification shall be true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing as though made as of the Closing;

(b)                                 the Buyer shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(c)                                  the Buyer shall have delivered to the Representative the Buyer Certificate;

(d)                                 the Representative shall have received a counterpart of the Escrow Agreement executed by the Buyer and the Escrow Agent;

(e)                                  the Representative shall have received evidence of delivery of the Escrow Fund to the Escrow Agent;

(f)                                   the Representative shall have received the certificates and instruments (including certificates of good standing of the Buyer in its jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) listed on Schedule 6.2(f); and

(g)                                  following review of the Company Data Package, the Buyer shall have notified the Sellers in writing that it is satisfied in its sole discretion with the results contained in the Company Data Package and it wishes to proceed with the transactions contemplated by this Agreement, which notice shall be irrevocable with regard to this condition having been met.

6.3                               Action following Closing.  Immediately following Closing, the Buyer shall cause the Company to pay:

(a)                                 the Vectura Change of Control Amount to the Vectura Account; and

(b)                                 the amount necessary to redeem the Second Convertible Loan (as set out the payoff letters referred to in Section 6.1(p)) in accordance with its terms to the Sellers which are lenders thereunder.

ARTICLE VII

INDEMNIFICATION

7.1                               Indemnification by the Sellers.  Subject to the terms and conditions of this Article VII, each Seller (with respect to itself and not with respect to any other Seller) shall indemnify the Buyer in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Company, the Buyer or any Affiliate thereof resulting from, relating to or constituting:

(a)                                 any breach or inaccuracy, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of such Seller contained in Article II of this Agreement (in each case, as such representation or warranty would read if all qualifications as to materiality were deleted therefrom); and

(b)                                 any failure of such Seller to perform any covenant or agreement contained in this Agreement.

7.2                               Indemnification by the Company Equityholders.  Subject to the terms and conditions of this Article VII, the Company Equityholders, jointly and severally, shall indemnify the Buyer in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Company, the Buyer or any Affiliate thereof resulting from, relating to, arising out of or constituting:

(a)                                 any breach or inaccuracy, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Company Equityholders or the Warrantors contained in Article III of this Agreement or in the Company Certificate (in each case, as such representation or warranty (other than the representations and warranties in Section 3.7(a)) would read if all qualifications as to materiality, including each reference to the defined term “Company Material Adverse Effect,” were deleted therefrom);

(b)                                 any failure to perform any covenant or agreement of the Sellers with respect to the Company contained in this Agreement;

(c)                                  any inaccuracy in the Closing Date Allocation Schedule or any inaccuracy in or omission from the Company Data Package which adversely affects Regulatory Approval;

(d)                                 the matters set forth on Schedule 7.2(d);

(e)                                  the matters set forth on Schedule 7.2(e) or

(f)                                   any claim for fraud or a knowing misrepresentation arising in connection with the sale of the Company Shares or the other transactions contemplated by this Agreement.

7.3                               Indemnification Claims.

(a)                                 The Buyer shall give written notification to the Representative of the commencement of any Third Party Action.  Such notification shall be given within 20 days after receipt by the Buyer of notice of such Third Party Action, and shall describe in reasonable detail (to the extent then known by the Buyer) the facts constituting the basis for such Third Party Action and the amount of the claimed damages.  No delay or failure on the part of the Buyer in so notifying the Representative shall relieve the Company Equityholders of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such delay or failure.  Within 20 days after delivery of such notification, the Representative may, upon written notice thereof to the Buyer, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Buyer; provided that (i) the Representative may only assume control of such defense if (A) it acknowledges in writing to the Buyer on behalf of all of the Company Equityholders that any damages, fines, costs or other liabilities that may be assessed against the Buyer in connection with such Third Party Action constitute Damages for which the Buyer shall be indemnified pursuant to this Article VII, (B) the ad damnum in such Third Party Action, taken together with the estimated costs of defense thereof and the Claimed Amount with respect to any unresolved claims for indemnification then pending, is less than or equal to the current balance of the Escrow Fund, and (C) an adverse resolution of the Third Party Action would not have a material adverse effect on the goodwill or reputation of the Buyer or the business, operations or future conduct of the Buyer and (ii) the Representative may not assume control of the defense of any Third Party Action involving Taxes or criminal liability or in which equitable relief is sought against the Buyer or any of its subsidiaries.  If the Representative does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Buyer shall control such defense.  The Non-controlling Party may participate in such defense at its own expense.  The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto.  The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action.  The fees and expenses of counsel to the Buyer with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Buyer controls the defense of such Third Party Action pursuant to the terms of this Section 7.3(a) or (ii) the Representative assumes control of such defense and the Buyer reasonably concludes that the Company Equityholders and the Buyer have conflicting interests or different defenses available with respect to such Third Party Action.  Neither the Company Equityholders nor the Representative shall agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Buyer, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Buyer shall not be required if the Representative, on behalf of all of the Company Equityholders, agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Buyer from further liability and has no other adverse effect on the Buyer.  The Buyer shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Representative, which shall not be unreasonably withheld, conditioned or delayed.

(b)                                 In order to seek indemnification under this Article VII, the Buyer shall deliver a Claim Notice to the Representative.  Within 30 days after delivery of a Claim Notice, the Representative shall deliver to the Buyer a Response, in which the Representative, on behalf of all of the Company Equityholders, shall:  (i) agree that the Buyer is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a letter from the Representative instructing the Escrow Agent to disburse to the Buyer from the Escrow Fund an amount in cash equal to the Claimed Amount), (ii) agree that the Buyer is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a letter from the Representative instructing the Escrow Agent to disburse to the Buyer from the Escrow Fund an amount in cash equal to the Agreed Amount) or (iii) dispute that the Buyer is entitled to receive any of the Claimed Amount.  If no Response is delivered by the Representative within such 30-day period, the Company Equityholders shall be deemed to have agreed that all of the Claimed Amount is owed to the Buyer.  Acceptance by the Buyer of partial payment of any Claimed Amount shall be without prejudice to the Buyer’s right to claim the balance of any such Claimed Amount.

(c)                                  Any dispute raised in a Response shall be treated as a Contract Dispute and shall be resolved by binding arbitration in accordance with Section 11.11.  If the Buyer is seeking to enforce the claim that is the subject of the Contract Dispute pursuant to the Escrow Agreement, the Representative and the Buyer shall deliver to the Escrow Agent, promptly following the resolution of the Contract Dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Fund shall be distributed to the Buyer (which notice shall be consistent with the terms of the resolution of the Contract Dispute).

7.4                               Survival of Representations and Warranties.

(a)                                 Unless otherwise specified in this Section 7.4 or elsewhere in this Agreement, all provisions of this Agreement (other than the Buyer’s right to repayment of the Buyer Option Payment as provided in Section 5.13) shall survive the Closing and the consummation of the transactions contemplated hereby and shall continue in full force and effect in accordance with their terms until the expiration of the applicable statute of limitations; provided, however, that except for claims based on fraud or a knowing misrepresentation, (i) all representations and warranties that are covered by the indemnification obligations in Section 7.1(a) shall expire 60 days after the expiration of the longest federal, state, local or foreign statute of limitations (including extensions) and (ii) all representations and warranties that are covered by the indemnification obligations in Section 7.2(a) shall expire on the date that is 18 months after the Closing Date; provided, however, that (A) the representations and warranties set forth in Sections 3.1 (Qualification, Organization and Corporate Power), 3.2 (Capitalization), 3.3 (Authorization), 3.9 (Tax Matters), 3.20 (Employee Benefits) (to the extent related to Tax) and 3.25 (Brokers; Schedule of Fees and Expenses) (the “Fundamental Representations”) shall survive until 60 days after the expiration of the longest federal, state, local or foreign statute of limitations (including extensions) and (B) the representations and warranties set forth in Section 3.13 (Intellectual Property) shall survive until the second anniversary of the Closing Date.

(b)                                 If the Buyer delivers to the Representative, before expiration of a representation, warranty, covenant or agreement, either a Claim Notice based upon a breach of such representation, warranty, covenant or agreement or an Expected Claim Notice based upon a breach of such representation, warranty, covenant or agreement then the applicable representation, warranty, covenant or agreement shall survive until, but only for purposes of, the resolution of the matter covered by such notice.  If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Buyer, the Buyer shall promptly so notify the Representative.  The rights to indemnification set forth in this Article VII shall not be affected by (i) any investigation conducted by or on behalf of the Buyer or any knowledge acquired (or capable of being acquired) by the Buyer, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder, or (ii) any waiver by the Buyer of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

7.5                               Limitations.

(a)                                 Notwithstanding any other provision of this Agreement, the Parties hereto expressly acknowledge and agree that the Warrantors, given their knowledge of the Company and its business, are giving the representations and warranties of the Warrantors contained in Article III of this Agreement for the purposes of facilitating the transactions contemplated hereby.  In the absence of fraud or a knowing misrepresentation, the Warrantors shall have no personal liability whatsoever to the Buyer or any other Person in respect of any breach or inaccuracy of any representation or warranty of the Warrantors contained in Article III of this Agreement (except insofar as a Warrantor is a Company Equityholder and is otherwise obligated to provide indemnification to the Buyer in accordance with the terms of this Agreement) and claims in respect of such amount shall be realized in accordance with the other provisions of this Article VII.  Each Company Equityholder hereby agrees and acknowledges that the Buyer is entitled to indemnification in accordance with the provisions of this

Article VII regardless of whether or not that Company Equityholder is also a Warrantor.

(b)                                 With respect to claims for Damages arising under Section 7.2(a), the Company Equityholders shall not be liable for any such Damages until the aggregate amount of all such Damages exceeds the Deductible (at which point the Company Equityholders shall become liable for all Damages under Section 7.2(a)); provided that the limitation set forth in this sentence shall not apply to (i) claims based on fraud or knowing misrepresentation or (ii) any claim pursuant to Section 7.2(a) relating to a breach of any of the Fundamental Representations.

(c)                                  Except for claims (i) based on fraud or knowing misrepresentation, (ii) arising under Section 7.1 and claims arising under Section 7.2(a) with respect only to a breach of the representations and warranties set forth in Section 3.2 (Capitalization), and (iii) arising under Article VIII, the balance of the Escrow Funds from time to time and the Offset Right shall be the sole and exclusive means for the Buyer to recover any Damages for which it is entitled to indemnification under this Article VII.  In the case of claims (A) based on fraud or knowing misrepresentation, (B) arising under Section 7.1 and claims arising under Section 7.2(a) with respect only to a breach of the representations and warranties set forth in Section 3.2 (Capitalization) and (C) arising under Article VIII, the Company Equityholders shall have personal liability, on a several and pro rata basis (based on proceeds actually received by the Company Equityholders), for all Damages incurred by the Buyer, but in no event shall any Company Equityholder be liable for Damages under this Article VII for an amount in excess of the amount of the consideration actually received by such Company Equityholder pursuant to this Agreement.  Notwithstanding the foregoing, the Buyer shall not attempt to collect any Damages directly from any Company Equityholder unless there are insufficient unclaimed Escrow Funds remaining to satisfy such Damages pursuant to the Escrow Agreement.

(d)                                 No Company Equityholder shall have any right of contribution against the Company with respect to any breach of any of the representations, warranties, covenants or agreements set forth in this Agreement pertaining to the Company.

(e)                                  In the event the Buyer is entitled to recover the same Damages under more than one provision of this Agreement, the Buyer shall only be permitted to recover such Damages one time, and without duplication.

(f)                                   The amount of any Damages payable under this Article VII shall be net of amounts actually recovered by the Company, the Buyer or any Affiliate thereof under applicable insurance policies (less any increased cost of insurance which results from such claim).  If the Company, the Buyer or any Affiliate thereof receives any amounts under applicable insurance policies subsequent to an indemnification payment by the Company Equityholders, and provided the Buyer has collected all sums due from the Company Equityholders, then the amount of Damages to be recovered by the Buyer shall be recalculated, taking into account the limitations of this Section 7.5, as if such insurance proceeds (less any increased cost of insurance which results from such claim) had been received prior to the collection of any Damages under this Agreement and any excess Damages previously collected after such recalculation shall be repaid to the Escrow Fund, or after the release of the Escrow Fund, such amount shall be paid to the Paying Agent for distribution to the Company Equityholders, as applicable.  Notwithstanding the foregoing or anything to the contrary set forth herein, in no event shall the Buyer be required pursuant to this Agreement to pursue any insurance coverage in order to seek indemnification under this Article VII.

(g)                                  Except with respect to claims based on fraud or a knowing misrepresentation, claims arising under Article VIII, and claims for specific performance and other equitable relief, after the Closing and, save as provided in Section 5.13, the rights of the Buyer under this Article VII shall be the exclusive remedy of the Buyer with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company or any Company Equityholder contained in this Agreement.  Except with respect to claims based on fraud or a knowing misrepresentation, no right of rescission shall be available to the Buyer after Closing by reason of any breach of this Agreement.

(h)                                 Any payments made to a Party pursuant to this Article VII or pursuant to the Escrow Agreement shall be treated as an adjustment to the Total Consideration for Tax purposes to the extent permitted by Law.

(i)                                     The Buyer shall not be entitled to bring a claim to the extent that the matters, facts or circumstances the subject of such claim were taken into account as a Closing Adjustment Item.

(j)                                    The Buyer shall not be entitled to bring a claim for Damages or be indemnified under or in respect of the representation and warranty set out in Section 3.8 for any matter, fact or circumstance that constitutes or may constitute a breach of the representations and warranties set out in Section 3.13, and the Buyer’s only claim for Damages or indemnification for such matter, fact or circumstance shall be under Section 3.13.

7.6                               Offset Rights.

(a)                                 The Buyer shall have the right and is hereby authorized at any time and from time to time to set off and apply against any and all Milestone Payments the amount of any Damages specified in a Claim Notice or Expected Claim Notice delivered by the Buyer hereunder prior to the date of the Milestone Payment against which such set off is applied, including the Buyer’s good faith estimate of any Damages identified on such Claim Notice or Expected Claim Notice which have not been liquidated (the amount so withheld and set-off pursuant to this Section 7.6, the “Offset Amount”).

(b)                                 The maximum amount of Damages for which the Buyer may exercise such set off rights shall not exceed:

(i)                                     [**] percent ([**]%) of any Milestone Payment in the case of any claim for indemnification under Section 7.2(a); provided that the limitation set forth in this clause (i) shall not apply to (A) claims based on fraud or knowing misrepresentation or (B) any claim pursuant to Section 7.2(a) relating to a breach of any of the Fundamental Representations; and

(ii)                                  [**] percent ([**]%) of any Milestone Payment in the case of (A) claims based on fraud or knowing misrepresentation, (B) any claim pursuant to Section 7.2(a) in respect of a breach of any of the Fundamental Representations or (C) any claims made pursuant to Sections 7.1, 7.2(b), 7.2(c) or 7.2(f).

Any amount set off under this Section 7.6 shall reduce the amount of any Net Milestone Payment each Company Equityholder is entitled to receive proportionately based on their respective rights to receive a portion of such Net Milestone Payment.

(c)                                  In the event the Buyer exercises its set off rights pursuant to this Section 7.6 and withholds an Offset Amount from any Milestone Payment, the Buyer shall notify the Representative thereof in writing (the “Offset Notification”) no later than five (5) Business Days after such Milestone Payment is due, which Offset Notification shall describe in particular the claim for indemnification with respect to which such set off rights have been exercised.

(d)                                 In the event the Buyer exercises its set off rights pursuant to this Section 7.6 and withholds an Offset Amount from any Milestone Payment with respect to any Damages specified in the applicable Claim Notice or Expected Claim Notice, upon the final resolution of the claim for indemnification with respect to which the Claim Notice or Expected Claim Notice is delivered, the Buyer shall cause the Company Equityholders to be paid the amount, if any, by which the Offset Amount exceeds the amount of Damages to which the Buyer has been finally determined to be entitled in connection with such resolution together with interest on such amount from the due date of payment until the date on which payment is made at an annual rate of [**] percent ([**]%) (accrued daily and compounded monthly).

ARTICLE VIII

POST-CLOSING AGREEMENTS

8.1                               Proprietary Information.

(a)                                 For a period of five (5) years from and after the Closing, the Sellers and each of their respective Affiliates shall not disclose or make use of any information relating to the business of the Company which is secret, confidential or not generally known by, or easily learned or determined by, Persons outside the Company (collectively referred to herein as “Proprietary Information”) including: (i) Product specifications and other technical data; (ii) Product research and development plans; (iii) clinical and non-clinical data regarding the Products; (iv) filings and correspondence with Governmental Entities regarding any Product; (v) Product formulation, delivery and packaging technology; (vi) Product manufacturing processes and know-how; (vii) sales plans and projections, Product pricing information, protocols, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans and strategies of the Company or the Buyer; (viii) research and development plans and data regarding back-up and follow-on products with respect to any Product, and with respect to improvements to any Product; (ix) software systems, computer programs and source codes; (x) sources of supply; (xi) identity of specialized consultants and contractors and Proprietary Information developed by them for the Company; (xii) purchasing, operating and other cost data; and (xiii) employee information (including personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, designs, data, specifications, software programs and records, whether or not legended or otherwise identified by the Company or the Buyer as Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded.

(b)                                 Section 8.1(a) shall not apply:

(i)                                     to any Proprietary Information which is in or comes into the public domain, other than as a result of a breach of any undertaking or duty of confidentiality by any Seller or any of its Affiliates;

(ii)                                  to the disclosure of any Proprietary Information to any professional adviser(s) which any of the Sellers or the Representative have engaged for themselves or on behalf of the Sellers, which advisors are obligated to maintain the confidentiality of such Proprietary Information; or

(c)                                  to the extent that any Seller or any of its Affiliates is required to disclose any Proprietary Information by any Law; provided, however, that in the event disclosure is required by Law, the Sellers shall use Reasonable Best Efforts to provide the Buyer with prompt advance notice of such requirement so that the Buyer may seek an appropriate protective order.

(d)                                 Each Seller agrees that the remedy at Law for any breach of this Section 8.1 would be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 8.1.

8.2                               No Solicitation or Hiring of Former Employees.  Except as provided by Law, during the period commencing on the Closing Date and ending on the second (2nd) anniversary of the Closing Date, no Non-Competition Party or Affiliate thereof shall directly or indirectly recruit, solicit or induce any person who was an employee, consultant or vendor of the Buyer, the

Company or any of their respective subsidiaries on the date hereof or the Closing Date to terminate his or her employment, consulting or vendor arrangements with the Buyer (or the Company or any of their respective subsidiaries, as the case may be) or to become an employee or consultant of such Seller or Affiliate.  No Seller shall hire or employ or use in any consulting arrangement any present or former employee of the Buyer, the Company or any of their respective subsidiaries for a period of one (1) year from the Closing without the prior written consent of an authorized executive officer of the Buyer.  Nothing in this Section 8.2 shall prevent any Seller or its Affiliates from publishing any recruitment advertisement in any local or national newspaper or other publication or on any website or recruiting any former employee, consultant or vendor of the Buyer, the Company or any of their respective subsidiaries who has been made redundant by the Buyer, the Company or any of their respective subsidiaries following Closing.

8.3                               Non-Competition Agreement.

(a)                                 During the period commencing on the Closing Date and ending on the second (2nd) anniversary of the Closing Date, no Non-Competition Party or Affiliate thereof shall (other than in his or her capacity as an employee of the Buyer, the Company or any of their respective subsidiaries) directly or indirectly, whether as a partner, officer, director, employee, shareholder, joint venturer, member, investor (other than as the holder of not more than five percent (5%) of the total outstanding stock of a publicly-held company) or otherwise engage in, operate or establish any Competitive Business.

(b)                                 Section 8.3(a) shall not apply to any Non-Competition Party or Affiliate thereof who proposes to take up an academic research role, provided that such Non-Competition Party or Affiliate has obtained the prior written consent of the Buyer, such consent not to be unreasonably withheld, conditioned or delayed and to be given by the Buyer on a case-by-case basis.  For the avoidance of doubt, the giving of such consent by the Buyer shall not constitute an amendment to or waiver of this Agreement under Section 11.9 and shall not therefore require the consent of any Person other than the Buyer.

(c)                                  Each of the Non-Competition Parties agrees that the duration and scope of the non-competition provision set forth in this Section 8.3 are reasonable.  In the event that any Arbitral Tribunal or court of competent jurisdiction determines that the duration or the scope, or both, are unreasonable and that such provision is to that extent unenforceable, each of the Non-Competition Parties agrees that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable.  Each of the Non-Competition Parties intends that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every jurisdiction where this provision is intended to be effective.  Each of the Non-Competition Parties agrees that damages are an inadequate remedy for any breach of this provision and that the Buyer shall, whether or not it is pursuing any potential remedies at Law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.

(d)                                 The Non-Competition Parties acknowledge that their ownership of Company Shares represents a substantial interest in the Company and each Non-Competition Party intends to transfer to the Buyer the goodwill reflected in the Company Securities owned by such Non-Competition Party. The Non-Competition Parties further acknowledge that the Buyer would not enter into this Agreement but for the restrictions in this Section 8.3.

ARTICLE IX

TERMINATION

9.1                               Termination of Agreement.  This Agreement may be terminated prior to the Closing, as provided below:

(a)                                 this Agreement may be terminated by written consent among the Buyer and the Company;

(b)                                 the Buyer may terminate this Agreement by giving written notice to the Representative in the event of any breach of any representation or warranty contained in Article II or Article III of this Agreement or of any covenant of the Sellers or the Warrantors (with respect to the Company) or the Company contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (b), (c) or (d) of Section 6.1 not to be satisfied and (ii) is not cured within 15 days following delivery by the Buyer to the Representative of written notice of such breach;

(c)                                  the Representative may terminate this Agreement by giving written notice to the Buyer in the event of any breach of any representation or warranty contained in Article IV of this Agreement or any covenant of the Buyer contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (a) or (b) of Section 6.2 not to be satisfied and (ii) is not cured within 15 days following delivery by the Representative to the Buyer of written notice of such breach;

(d)                                 the Buyer may terminate this Agreement by giving written notice to the Representative if the Closing shall not have occurred on or before the date falling 60 days after the Buyer’s receipt of the Company Data Package, by reason of the failure of any condition precedent under Section 6.1 (unless the failure results primarily from a breach of any representation, warranty or covenant of the Buyer contained in this Agreement); or

(e)                                  the Representative may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before the earlier to occur of (i) December 31, 2013 and (ii) the date falling two (2) Business Days after the date falling 21 days after the Buyer’s receipt of the Company Data Package, by reason of a failure of any condition precedent under Section 6.2 (unless the failure results primarily from a breach of any representation, warranty or the covenants of the Company or any Seller or Warrantor contained in this Agreement).

9.2                               Effect of Termination.  If any Party terminates this Agreement pursuant to Section 9.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, except for any liability (a) of any Party for fraud or knowing misrepresentation, (b) of any Party for willful or knowing breaches of this Agreement, (c) breaches of any representation, warranty or covenant of the Company, any Seller or any Warrantor under this Agreement that are not covered by clauses (a) or (b), and (d) the Company’s obligations to repay the Buyer Option Payment (together with (i) the Buyer’s reasonable legal costs and expenses of recovery and (ii) interest from the date of the Buyer Option Payment until the date on which payment is made at an annual rate of ten percent (10%) (accrued daily and compounded monthly)) on the terms and conditions set forth in Section 5.13; provided, however, that the aggregate liability of the Company, the Sellers and the Warrantors under clause (c) shall not exceed the amount of the Buyer Option Payment.

ARTICLE X

DEFINITIONS

10.1                        Definitions.  For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“510(k)s” shall have the meaning set forth in Section 3.18(b).

“Acquisition Transaction” shall have the meaning set forth in Section 5.6(a).

“Adherence Agreement” shall have the meaning set forth in Section 5.16.

“Adjusted Purchase Price” shall have the meaning set forth in Section 1.6(f).

“Affiliate” shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount.

“Agreement” shall have the meaning set forth in the first paragraph hereto.

“Anti-Kickback Statute” shall mean the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)).

“Applicable Bankruptcy Laws” shall have the meaning set forth in Section 2.2.

“Arbitral Tribunal” shall have the meaning set forth in Section 11.11(a).

“Audit Period” shall have the meaning set forth in Section 1.5(b)(ii).

“Barclays” or “Company Investment Bank” means Barclays Capital, Inc., advisors to the Sellers.

“BLAs” shall have the meaning set forth in Section 3.18(b).

“Business Day” shall mean any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, New York or the Netherlands are permitted or required by law, executive order or governmental decree to remain closed.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Certificate” shall mean a certificate delivered by the Buyer (without qualification as to knowledge, materiality or otherwise), signed on behalf of the Buyer by an authorized officer of the Buyer, to the effect that each of the conditions specified in clauses (a) and (b) of Section 6.2 is satisfied in all respects.

“Buyer Delay” shall mean the aggregate of any period (or periods) during which the Buyer Rights Chain Group has not complied with its Diligence obligations as set forth in Section 1.5(c).

“Buyer Rights Chain Group” shall mean (a) the Buyer, the Buyer’s Affiliates, the Company and their direct and indirect subsidiaries and (b) any Person to which (i) the Intellectual Property covering or incorporated in any Product as of the Closing Date is licensed, sublicensed, assigned or transferred, or (ii) the right to develop, market or sell any Product is licensed, sublicensed, assigned, transferred or otherwise granted, by the Buyer, the Buyer’s Affiliates, or the Company or their direct or indirect subsidiaries directly or through one or more intermediaries (i.e., whether through one or more assignments, one or more levels of licenses and/or sublicenses, any combination thereof or otherwise).

“Buyer Option Payment” shall have the meaning set forth in the Recitals to this Agreement.

“CE-marking” shall mean the written statement and the single declaration drawn up by a Person to demonstrate the declaration that the product manufactured by such Person complies with the essential requirements of the relevant European health, safety and environmental protection Laws.

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Claim Notice” shall mean written notification which contains (a) a description of the Damages incurred or reasonably expected to be incurred by the Buyer or an Affiliate thereof and the Claimed Amount of such Damages, to the extent then known, (b) a statement that the Buyer is entitled to indemnification under Article VII for such Damages and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Damages.

“Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Buyer or an Affiliate thereof in connection with a claim for indemnification pursuant to Article VII.

“Closing” shall mean the closing of the sale and transfer of the Company Shares to the Buyer and the other transactions contemplated by this Agreement.

“Closing Adjustment Items” shall mean (a) the Unpaid Company Transaction Expenses, plus (b) the Employee Amount, plus (c) any Indebtedness outstanding at the Closing, minus (d) if Closing Net Working Capital positive, the amount of such Closing Net Working Capital, and plus (e) if the Closing Net Working Capital is negative, the amount of such Closing Net Working Capital.

“Closing Adjustment Statement” shall mean the statement of the Closing Adjustment Items prepared in accordance with the provisions of Section 1.6(b).

“Closing Adjustment Surplus” shall have the meaning set forth in Section 1.6(f)(iii).

“Closing Date” shall mean a date to be specified by the Buyer and the Representative on behalf of the Sellers, which shall be no later than the second (2nd) Business Day after satisfaction or waiver of the conditions set forth in Article VI (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing).

“Closing Date Allocation Schedule” shall mean a schedule, prepared by the Company in accordance with the provisions of Section 1.9 of this Agreement and dated as of the Closing Date, setting forth, for each Company Equityholder: (a) such Company Equityholder’s name and address; (b) the number of and type of each class of Company Shares held as of the Closing Date by such Company Equityholder; (c) the amount of the Closing Purchase Price to be paid to such Company Equityholder at the Closing, (d) the portion of the Original Escrow Amount allocable to such Company Equityholder, (e) the portion of each other payment of the Total Consideration to be paid to such Company Equityholder and (f) the portion of each Milestone Payment to be paid to Barclays.  For the avoidance of doubt, all payments to be made pursuant to the Closing Date Allocation Schedule shall be rounded down to the nearest whole cent.

“Closing Net Working Capital” shall mean the Company’s consolidated current assets less the Company’s consolidated current liabilities (deferred revenue will include short term and long term portions) as of the Closing (each determined in accordance with IFRS, consistently applied with the Financial Statements).  For the avoidance of doubt, (a) Unpaid Company Transaction Expenses, the Employee Amount and Indebtedness shall not be included in Closing Net Working Capital; and (b) any amount remaining of the Buyer Option Payment shall be included as a current asset.

“Closing Purchase Price” shall mean (a) $90,000,000, minus (b) the Estimated Closing Adjustment, minus (c) the Original Escrow Amount, minus (d) the Representative Expense Amount.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collaborative Data Exploration Period” shall mean the Buyer’s time to review the Company Data Package, which shall commence on the date when the Company shall have provided the Buyer with the complete Company Data Package and shall end on the date 14 days after the delivery to the Buyer of the complete Company Data Package.

“Commercially Reasonable Efforts” shall mean, for purposes of Section 1.5 of this Agreement, the carrying out of such obligations in a commercially reasonable manner using such efforts and resources as are commonly used by the Buyer and its controlled Affiliates in respect of products of similar commercial potential at a similar stage in product lifecycle, taking into consideration the safety and efficacy of such product, the risks inherent in the development and commercialization of the product, its competitiveness compared to alternative products, the proprietary position of the product (including scope and duration of relevant patents and regulatory exclusivity), the scope of marketing approval, the regulatory status of the product, whether the product is subject to a clinical hold, recall or market withdrawal and the anticipated profitability and commercial potential of the product but without regard to any Milestone Payments payable under this Agreement.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Certificate” shall mean a certificate delivered by the Representative (without qualification as to knowledge, materiality or otherwise) to the effect that each of the conditions specified in clauses (a) through (e) of Section 6.1 is satisfied in all respects.

“Company Data Package” shall mean all of the data summary tables, data listings and figures generated pursuant to the Statistical Analysis Plan, Version 1.0 (Final), for the FINISH-3 clinical trial prepared by Novella Clinical dated 17 August 2012 (the “SAP”).  The Company Data Package shall include the Efficacy Analyses, Safety Analyses and Other Analyses set forth in Articles VIII, IX and X of the SAP, based on the Protocol Objectives, Study Endpoints, Study Design, Interventions, General Analytical Considerations and Subject Accountability outlined in Articles II through VII of the SAP.

“Company Equityholders” shall mean the Sellers (other than the Trust Foundations), the DR Holders and the Option Holders.

“Company Exclusively Licensed Registrations” shall mean Intellectual Property Registrations under which the Company or any of its Subsidiaries has been granted any exclusive license.

“Company Intellectual Property” shall mean the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to the Company or any Subsidiary by any third party.

“Company Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on the business, assets, liabilities, capitalization, condition (financial or other), prospects or results of operations of the Company and the Subsidiaries, taken as a whole provided, however, that any material adverse change, event, circumstance or development that arises out of or relates to any of the following events occurring after the date of this Agreement shall not be taken into account in determining whether there has been or may be a Company Material Adverse Effect: (i) the public announcement of, or performance of the transactions contemplated by or pursuant to, this Agreement; (ii) changes in IFRS or any Law or the interpretation thereof; (iii) changes in general economic conditions or in the industry in which the Company operates; and (iv) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, war (whether declared or undeclared), any declaration of a national emergency or any other national or international calamity, including a natural disaster or any other natural occurrence beyond the control of the Company, except, in the case in clauses (ii), (iii) and (iv), to the extent such change does not have a disproportionate effect on the Company relative to other industry participants.  For the avoidance of doubt, the parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.

“Company Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Company or any Subsidiary, in whole or in part.

“Company Owned Registrations” shall mean Intellectual Property Registrations that are owned by, or are registered or filed in the name of, the Company or any Subsidiary, alone or jointly with others.

“Company Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by the Company, any Subsidiary or any ERISA Affiliate for the benefit of or relating to any current or former employee or independent contractor of the Company, any Subsidiary or any ERISA Affiliate.

“Company Securities” shall have the meaning set forth in the Recitals to this Agreement.

“Company Shares” shall mean the Ordinary Shares and the Preferred Shares (including all Convertible Loan Shares, Option Shares and Warrant Shares) .

“Company Share Plan” shall mean any share option plan or other share or equity-related plan of the Company.

“Company Shareholders” shall mean the shareholders of record of all classes and series of Company Shares outstanding immediately prior to the Closing.

“Competitive Business” shall mean any business or other activity that is engaged in the research, development, production or commercialization of products to treat (a) bleeding related to surgery, percutaneous vascular access or physical trauma or (b) genetic or acquired fibrinogen deficiencies.

“Confidentiality Agreement”) shall mean the Confidentiality Agreement, dated as of November 19, 2012, by and between the Company and the Buyer.

“Contract” shall have the meaning set forth in Section 3.14(a).

“Contract Dispute” shall have the meaning set forth in Section 11.11(a).

“Controlling Party” shall mean the party controlling the defense of any Third Party Action.

“Convertible Loans” shall mean the convertible loans granted pursuant to an agreement entered into between the Company and the holders of B Preferred Shares (a) dated 27 February 2012, as amended on 12 June 2012 (the “First Convertible Loan”), and (b) dated 22 November 2012 (the “Second Convertible Loan”) as supplemented on 20 April 2013 (“Supplement to the Second Convertible Loan”), to be amended prior to 1 July 2013 in order to give effect to the applicable conversion clause in the First Convertible Loan and the applicable redemption clause in the Second Convertible Loan and the Supplement to the Second Convertible Loan as reflected in the Initial Allocation Schedule and the Closing Date Allocation Schedule.

“Convertible Loan Shares” shall mean the [**] Preferred B Shares to be issued pursuant to the conversion of the First Convertible Loan.

“covenants” shall mean the covenants of the Company and/or Sellers (as the case may be) set forth in Articles V and VIII of this Agreement.

“CSL” shall mean CSL Behring GmbH.

“CSL Agreement” shall mean the supply agreement made as of 17 May 2010 between the Company and CSL (as the same may be amended from time to time).

“CSL Amendment” shall mean the amendments to the CSL Agreement set forth on Schedule 7.2(e).

“CTAs” shall have the meaning set forth in Section 3.18(b).

“Damages” shall mean any and all claims, debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or other dispute resolution procedures) provided, however that Damages shall in no circumstances include and in no circumstances shall any Seller, Company Equityholder or Warrantor be liable to the Buyer for any punitive, special or exemplary damages.

“Deductible” shall mean [**] Dollars ($[**]).

“Diligence Period” shall mean the earlier to occur of (a) the expiration of the time period for the achievement of Milestone #5 and (b) such earlier time as the Buyer’s diligence obligations shall have terminated in accordance with the provisions of Section 1.5(c).

“Directive 2001/83/EC” shall mean Directive 2001/83/EC of the European Parliament and of the Council of 6 November 2001 on the Community code relating to medicinal products for human use (OJ L 311, 28.11.2001, pp. 67—128), as amended.

“Directive 93/42/EC” shall mean Directive of the Council of 14 June 1993 concerning medical devices (OJ L 169, 12.7.1993, pp. 1-43), as amended.

“Disclosure Schedule” shall mean the disclosure schedule provided by the Sellers to the Buyer and dated as of the date of this Agreement.

“Dispute Notice” shall have the meaning set forth in Section 2.7(c).

“Documentation” shall mean printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end users.

“DR Holders” shall mean the (a) Stichting Administratiekantoor ProFibrix DR Holders, (b) Stichting Administratiekantoor Gewone Aandelen ProFibrix DR Holders and (c) Stichting Administratiekantoor Converteerbare Preferente Aandelen A ProFibrix DR Holders.

“Dragging Shareholder” shall mean the Sellers listed on Schedule 1.1(b).

“EMA” shall mean the European Medicines Agency in the European Union.

“Employee Amount” shall mean the aggregate amount payable to employees and consultants of the Company or any of the Subsidiaries pursuant to any change in control bonus plan, severance plan, change of control, retention or similar arrangement of the Company or any Subsidiary, in each case payable solely as a result of the sale of the Company Shares and the other transactions contemplated by this Agreement.

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), any pension scheme governed by Dutch law and any other written or unwritten plan, policy, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, change in control benefits, disability benefits, deferred compensation, bonuses, fringe benefits, share options, share purchase, phantom share, share appreciation or other forms of incentive compensation or post-termination compensation, and all employment agreements providing for terms of compensation.

“Environmental Law” shall mean any Law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to:   (a) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (b) air, water and noise pollution; (c) groundwater and soil contamination; (d) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (e) transfer of interests in or control of real property which may be contaminated; (f) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (g) the protection of wild life, marine life and wetlands, and endangered and threatened species; (h) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (i) health and safety of employees and other persons.  As used above, the term “release” shall have the meaning set forth in CERCLA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or any Subsidiary.

“Escrow Agent” shall mean JPMorgan Chase Bank, N.A.

“Escrow Agreement” shall mean the Escrow Agreement in the form attached hereto as Exhibit B by and among the Buyer, the Representative and the Escrow Agent.

“Escrow Fund” shall mean the Original Escrow Amount held and disposed of in accordance with the terms of the Escrow Agreement, together with (a) any additional amounts deposited in escrow pursuant to Section 1.6(f)(iii), (b) the Second Escrow Deposit and (c) any interest thereon.

“Escrow Payment” shall mean the Escrow Fund, as reduced by any disbursements from the Escrow Fund, which amount shall be payable in accordance with the Escrow Agreement.

“Estimated Closing Adjustment” shall mean the sum of the Closing Adjustment Items estimated as of the Closing Date pursuant to the Estimated Closing Adjustment Statement in accordance with the provisions of Section 1.6(a).

“Estimated Closing Adjustment Statement” shall have the meaning set forth in Section 1.6(a).

“European Commission” shall mean the executive body of the European Union appointed by agreement among the governments of the European Union.

“European Union” shall mean, collectively, the European Union as a legal entity and the countries that are officially recognized as member states of the European Union at any relevant time.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Expected Claim Notice” shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, the Buyer reasonably expects to incur Damages for which it is entitled to indemnification under Article VII.

“Exploit” shall mean research, develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

“FDA” shall mean the United States Food and Drug Administration.

“FDA Act” shall mean the United States Federal Food, Drug, and Cosmetic Act, as amended.

“FibroCaps Product” shall mean the Company’s patented dry-powder mixture of fibrinogen and thrombin, which is currently in Phase III of clinical development, and which may be administered directly from a vial or via a patented and proprietary spray device.

“Final Closing Adjustment” shall mean the amount of the Closing Adjustment Items determined in accordance with the provisions of Section 1.6(c).

“Financial Statements” shall mean:

(a)                                 the consolidated audited balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Company as of the end of and for each of the fiscal years ended December 31, 2010 and 2011, as certified without qualification by Deloitte, the Company’s independent public accountants;

(b)                                 the draft consolidated balance sheet and statement of income, changes in stockholders’ equity and cash flow of the Company as of the end of and for the fiscal year ended December 31, 2012; and

(c)                                  the consolidated unaudited balance sheet of the Company for the four (4) month period ended April 30, 2013, and the related consolidated unaudited statements of operations, changes in stockholders’ equity and cash flows for the four (4) months then ended.

“First Commercial Sale” shall mean, with respect to the FibroCaps Product in the United States or the European Union, as applicable, the first sale of the FibroCaps Product for which revenue has been recognized by a member of the Buyer Rights Chain Group for use as an approved new drug product, including a drug-device combination product, in the United States or the European Union, as applicable.

“Foreign Plan” shall have the meaning set forth in Section 3.20(s).

“Fundamental Representations” shall have the meaning set forth in Section7.4(a) of this Agreement.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any federal, state, local, foreign, national or supranational (e.g., the European Union) government or any court, arbitrational tribunal,

administrative agency or commission or government authority acting under the authority of any federal, state, local, foreign, national or supranational government.

“Grant Date” shall have the meaning set forth in Section 3.2(d) of this Agreement.

“HIPAA” shall have the meaning set forth in Section 3.18(d).

“HITECH” shall have the meaning set forth in Section 3.18(d).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IDEs” shall have the meaning set forth in Section 3.18(b).

“IFRS” shall mean applicable International Financial Reporting Standards as adopted by the European Union.

“Indebtedness” with respect to any Person shall mean (a) any indebtedness or other obligation for borrowed money (including any Convertible Loans that remain unconverted at the Closing); (b) any obligation incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the Ordinary Course of Business; (c) the face amount of all letters of credit issued for the account of such Person; (d) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Security Interests; (e) capitalized lease obligations; (f) all guarantees of unaffiliated third parties for monies and monies worth and similar obligations of such Person; (g) all accrued interest, fees and charges in respect of any indebtedness; (h) all bankers acceptances and overdrafts; (i) all interest, prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any indebtedness and (j) the Vectura Change of Control Amount.

“Independent Auditor” shall have the meaning set forth in Section 1.5(b)(iii).

“INDs” shall have the meaning set forth in Section 3.18(b).

“Initial Allocation Schedule” shall mean the preliminary allocation schedule attached hereto as Exhibit A.

“Intellectual Property” shall mean the following subsisting throughout the world:

(a)                                 Patent Rights, as well as any invention not subject to or described in a Patent Right, regardless of whether such invention is documented or undocumented in a writing or other tangible medium or has been reduced to practice or not;

(b)                                 Trademarks and all goodwill in the Trademarks;

(c)                                  copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;

(d)                                 trade secrets and confidential business information, know-how, scientific and technical information, data and technology, including medical, clinical, toxicological and other scientific data, manufacturing and product processes, techniques and analytical methodology, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, regardless of whether such subject matter is described in or subject to a Patent Right, is patentable or nonpatentable, may be copyrighted or not, has been reduced to practice, or has been documented in a writing or other tangible medium but only to the extent confidential and proprietary; and

(e)                                  other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the Laws of all jurisdictions).

“Intellectual Property Registrations” shall mean Patent Rights, registered Trademarks, registered copyrights and designs, and applications for each of the foregoing.

“Internal Systems” shall mean the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide) used by the Company or any Subsidiary in their business or operations, whether located on the premises of the Company or any Subsidiary or hosted at a third party site that are material to the Company.

“Knowledge of the Warrantors”, “Warrantors’ Knowledge” and phrases of like import shall mean actual the knowledge of the Warrantors. A Warrantor will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (a) such individual has actual knowledge of such fact, circumstance, event or other matter; or (b) such fact, circumstance, event or other matter would be known to such individual had he or she made reasonable inquiry of appropriate employees.

“Law” shall mean any United States federal, state or local law, foreign national or supranational (e.g. the European Union) law, common law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any decree, order, injunction, rule, judgment, consent of or by any Governmental Entity, or any Permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Lease” shall mean any lease or sublease pursuant to which the Company or any Subsidiary leases or subleases from another party any real property.

“Legal Proceeding” shall mean any action, suit, proceeding (public or private), claim, complaint, hearing, mediation, arbitration or investigation before any Governmental Entity or before any arbitrator.

“MAAs” shall have the meaning set forth in Section 3.18(b).

“Materials of Environmental Concern” shall mean any:  pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any Law due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Milestone” shall have the meaning set forth in Section 1.5(a).

“Milestone Event” shall have the meaning set forth in Section 1.5(a).

“Milestone Payments” shall have the meaning set forth in Section 1.5.

“Most Recent Balance Sheet” shall mean the unaudited balance sheet of the Company as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” shall mean April 30, 2013.

“Net Milestone Payment” shall mean, with respect to each Milestone Payment, (a) the amount of such Milestone Payment, minus the portion thereof payable to Barclays, as set forth on the Closing Date Allocation Schedule, and (b) in the case of Milestone #1, if applicable, minus the Second Escrow Deposit, which amount shall be deposited with the Escrow Agent in accordance with the provisions of Section 1.10.

“Net Sales” shall mean the gross amounts invoiced for sales of the FibroCaps Product in the United States or the European Union by Persons within the Buyer Rights Chain Group (each such Person, a “Selling Person”) to a non-Affiliate of the Selling Person, less the following deductions, in each case to the extent specifically related to the FibroCaps Product and incurred by the Selling Person:

(a)                                 trade, cash and quantity discounts;

(b)                                 tariffs, excises and Taxes on sales (including sales or use Taxes or value added Taxes) to the extent imposed upon and paid directly with respect to such sales (but excluding federal, state, local or foreign Taxes based on income);

(c)                                  inventory management and other services fees paid to wholesalers and distributors;

(d)                                 freight, insurance, packing costs and other transportation charges specifically relating to the sale and separately stated in the invoice therefor;

(e)                                  invoiced amounts that are written off as uncollectible, provided that if such amounts are subsequently collected, such amounts shall again be included in Net Sales;

(f)                                   amounts repaid or credits taken by reason of damaged goods, rejections, defects, expired dating, recalls or returns or because of retroactive price reductions or billing errors;

(g)                                  discounts paid under state legislated or Selling Person-sponsored discount prescription drug programs or patient assistance programs or reductions for coupon and voucher programs;

(h)                                 chargeback payments, rebates , credits and discounts mandated by or granted to: (i) managed healthcare organizations, (ii) federal, state or provincial or local governments or other agencies, (iii) purchasers or reimbursers or (iv) trade customers, including wholesalers and buying groups; and

(i)                                     any other deductions certified by the Buyer’s auditors as being required in order to comply with changes in GAAP taking effect after the date of this Agreement.

Such amounts shall be determined from the books and records of the applicable Selling Person, maintained in accordance with GAAP, or other similar generally accepted accounting principles used by such Selling Person, consistently applied.  Sales of the FibroCaps Product between or among the Selling Persons for resale shall not be included within Net Sales; provided, however, that any subsequent sale of the FibroCaps Product by any Selling Person to another Person that is not a Selling Person shall be included within Net Sales.  With respect to sales of the FibroCaps Product invoiced in U.S. dollars, Net Sales shall be expressed in U.S. dollars.  With respect to sales of the FibroCaps Product invoiced in currencies other than U.S. dollars, the Buyer shall use the Buyer’s then current standard exchange rate methodology for the translation of foreign currency sales into U.S. dollars or, in the case of a Selling Person who is not the Buyer or an Affiliate of the Buyer, such similar methodology of such of such Selling Person, consistently applied (which methodology shall, in each case, be in accordance with GAAP).

“Non-Competition Party” shall mean the [**].

“Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action.

“Notary” shall mean Mr. D.F.M.M. Zaman, civil law notary with Loyens & Loeff N.V. in Rotterdam or his substitute or successor in office.

“Offset Amount” shall have the meaning set forth in Section 7.6(a).

“Offset Notification” shall have the meaning set forth in Section 7.6(c).

“Offset Rights” shall mean the rights given to the Buyer pursuant to Section 7.6.

“Option Holders” shall mean the Persons entitled to depositary receipts for the Option Shares, to be issued by Stichting Administratiekantoor Gewone Aandelen ProFibrix on the exercise of the Options.

“Options” shall mean the rights granted to the Persons participating in the Company Share Plan to acquire depositary receipts for Option Shares pursuant to and subject to the Company Share Plan.

“Option Shares” shall mean the Ordinary Shares issuable upon the exercise of any Option.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Ordinary Shares” shall mean the ordinary shares of the Company with a nominal value of EUR 0.01 per share.

“Original Escrow Amount” shall mean $9,000,000.

“Party” and “Parties” shall have the meaning set forth in the first paragraph of this Agreement.

“Patent Rights” shall mean all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

“Paying Agent” shall mean JPMorgan Chase Bank, N.A..

“Payment Fund” shall mean an amount sufficient to make payment of the Closing Purchase Price.

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Person” shall mean an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

“PHS Act” shall have the meaning set forth in Section 3.18(a).

“PMAs” shall have the meaning set forth in Section 3.18(b).

“Pre-Closing Period” shall have the meaning set forth in Section 5.3.

“Preferred Shares” shall mean the A Preferred Shares and the B Preferred Shares of the Company, with a nominal value of EUR 0.01 per share.

“Products” shall mean any product or technology under development by the Company or any of its Subsidiaries, including the FibroCaps Product, to treat (a) bleeding related to surgery, percutaneous vascular access or physical trauma or (b) genetic or acquired fibrinogen deficiencies.

“Proprietary Information” shall have the meaning set forth in Section 8.1(a).

“Quadrant” shall mean Quadrant Drug Delivery Limited, an indirect subsidiary of Vectura Group plc.

“Quadrant Agreement” shall mean the Fibrocaps Patent Licensing Agreement between the Company and Quadrant dated October 25, 2004, as amended by an amendment deed dated February 14, 2007, an amendment deed dated June 12, 2008 (the “Second Quadrant Amendment”) and an amendment deed dated July 2, 2012.

“Quadrant Amendment” shall mean the amendments to the Quadrant Agreement set forth on Schedule 5.8(b).

“Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.

“Registrations” shall mean any investigational new drug applications, new drug applications, or similar regulatory applications of the Company or any of its Subsidiaries that have been submitted to or approved by the FDA or any applicable Governmental Entity.

“Regulation 726/2004” shall mean Regulation (EC) No 726/2004 of the European Parliament and of the Council of 31 March 2004 laying down Community procedures for the authorisation and supervision of medicinal products for human and veterinary use and establishing a European Medicines Agency ( OJ L 136, 30.4.2004, pp. 1-33), as amended.

“Regulatory Approval”  shall mean (a) the approval by the FDA of a BLA for the FibroCaps Product and (b) in the European Union, either the approval by the EMA of an MAA for the FibroCaps Product in the European Union, or the approval by the national competent authorities in any three (3) of the following countries: United Kingdom, Germany, France, Italy and Spain, of an MAA for the FibroCaps Product in such country.

“Released Claims” shall have the meaning set forth in Section 1.9(b)(ii).

“Released Parties” shall have the meaning set forth in Section 1.9(b)(ii).

“Representative” shall have the meaning set forth in the first paragraph of this Agreement.

“Representative Account Payment” shall mean the balance standing to the credit of the Representative Fund at the relevant time (as such amount is determined in accordance with Section 1.7(c)).

“Representative Expense Amount” shall mean [**] Dollars ($[**]).

“Representative Fund” shall mean a segregated account containing the Representative Expense Amount.

“Required Sellers” shall have the meaning set forth in Section 1.7(f).

“Response” shall mean a written response containing the information provided for in Section 7.3(b).

“Safety Notice” shall have the meaning set forth in Section 3.18(g).

“SEC” shall mean the United States Securities and Exchange Commission.

“Second Escrow Deposit” shall have the meaning set forth in Section 1.10(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of Law), other than (a) mechanic’s, material men’s and similar liens, (b) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, and (c) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Company and the Subsidiaries and not material to the Company and the Subsidiaries, taken as a whole.

“Sellers” shall have the meaning set forth in the first paragraph of this Agreement.

“Shareholders’ Agreement” shall mean the Amended and Restated Subscription and Shareholders’ Agreement in relation to the Company dated 29 March 2012, as amended from time to time.

“Software” shall mean computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.

“Stichting Administratiekantoor Converteerbare Preferente Aandelen A ProFibrix DR Holders” shall mean the holders of depositary receipts (certificaten) for A Preferred Shares issued by Stichting Administratiekantoor Converteerbare Preferente Aandelen A ProFibrix.

“Stichting Administratiekantoor Gewone Aandelen ProFibrix DR Holders” shall mean the holders of depositary receipts (certificaten) for Ordinary Shares issued by Stichting Administratiekantoor Gewone Aandelen ProFibrix and the Persons entitled to depositary receipts for the Option Shares, to be issued by Stichting Administratiekantoor Gewone Aandelen ProFibrix on exercise of the Options.

“Stichting Administratiekantoor ProFibrix DR Holders” shall mean the holders of depositary receipts (certificaten) for Ordinary Shares issued by Stichting Administratiekantoor ProFibrix.

“Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company (or another Subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Tax Returns” shall mean any and all reports, returns (including information returns), declarations, or statements relating to Taxes filed or required to be filed with any Governmental Entity, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof filed with or submitted to any Governmental Entity in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax, and including, for the avoidance of doubt, U.S. Department of the Treasury Form TD F 90-22.1.

“Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, escheat, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

“Third Party Action” shall mean any suit or proceeding by a Person other than a Party for which indemnification may be sought by the Buyer under Article VII.

“Total Consideration” shall mean (a) the Closing Purchase Price, plus (b) the Net Milestone Payments, if any, payable in accordance with the provisions of Section 1.5, plus (c) the Escrow Payment, if any, and (d) the Representative Account Payment, if any.

“Trademarks” shall mean all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

“Trust Foundations” shall mean (a) Stichting Administratiekantoor ProFibrix, (b) Stichting Administratiekantoor Gewone Aandelen ProFibrix and (c) Stichting Administratiekantoor Converteerbare Preferente Aandelen A ProFibrix.

“Unpaid Company Transaction Expenses” shall mean all costs and expenses of the Company incurred to third parties in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including any brokerage fees and commissions, finders’ fees or financial advisory fees and any fees and expenses of counsel or accountants payable by the Company, in each case which have not been paid in full as of the Closing Date.

“Vectura Account” shall mean such bank account as Quadrant shall have notified to the Company prior to the Closing Date.

“Vectura Change of Control Amount” shall mean the sum of £2,000,000 payable to Quadrant pursuant to clause 4.11 of the Quadrant Agreement (as amended from time to time prior to the date of this Agreement) immediately following Closing in accordance with Section 6.3.

“Warrant Shares” shall mean the [**] Ordinary Shares issuable on exercise of any Warrant.

“Warrantors” shall have the meaning set forth in the first paragraph of this Agreement.

“Warrants” shall mean the warrants granted to Vesalius Biocapital I S.A. Sicar and others under the Second Convertible Loan to acquire Ordinary Shares at an exercise price of EUR 0.01 prior to Closing.

ARTICLE XI

MISCELLANEOUS

11.1                        Press Releases and Announcements.  No Party shall, and shall cause its Affiliates not to, issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that (a) the Buyer may make any public disclosure it believes in good faith is required by applicable Law or stock market rule (in which case the Buyer shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure), (b) the Buyer and its Affiliates shall not be bound by the provisions of this Section 11.1 following the Closing Date, and (c) following the Closing Date the Sellers may issue any press release or make any public announcement relating to the subject matter of this Agreement to the extent that the information contained in such press release or announcement has been previously made publicly available by the Buyer.

11.2                        No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

11.3                        Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

11.4                        Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that the Buyer may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer without the prior written approval of the other Parties provided further that in the event of any such assignment the Buyer remains primarily liable for all of the obligations and liabilities under this Agreement.

11.5                        Counterparts and Facsimile Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Delivery of an executed signature page of a counterpart by facsimile transmission or in AdobeTM Portable Document Format (PDF) sent by electronic mail shall take effect as delivery of an executed counterpart of this Agreement.

11.6                        Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.7                        Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered three (3) Business Days after it is sent by registered or certified international mail, return receipt requested, postage prepaid, two (2) Business Days after it is sent for delivery via a reputable international overnight courier service or, in the case of the waiver or satisfaction by the Buyer of the condition set forth in Section 6.1(g), on the day it is sent if sent by telecopy, in each case to the intended recipient as set forth below:

To the Buyer:	with a copy to:

The Medicines Company 8 Sylvan Way Parsippany, NJ 07054 Attn: President Telecopy: (862) 207-6119 Telephone: (973) 290-6119

The Medicines Company
8 Sylvan Way
Parsippany, New Jersey 07054
Attention:  General Counsel
Telecopy:  (862) 207-6062
Telephone:  (973) 290-6062

And to

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA  02109
Attn: David E. Redlick, Esq. and Jeffrey A. Hermanson, Esq.
Telecopy:  (617) 526-5000
Telephone:  (617) 526-6000

To the Company: ProFibrix B.V. Zernikedreef 9 2333 CK, Leiden The Netherlands Attn: Jan Ohrstrom Fax: +31 88 86 68 968 Telephone: +31 (0) 88 8669689	with a copy to: Dechert LLP 160 Queen Victoria Street London, EC4V 4QQ Attn: Graham Defries Fax: +44 (02) 7184 7001 Telephone: +44 (0)20 7184 7661

To the Sellers or to the Representative:
Stichting ProFibrix Sellers Representative
c/o ProFibrix B.V.
Zernikedreef 9
2333 CK, Leiden
The Netherlands
Attn:  Jan Ohrstrom
Fax:  +31 88 86 68 968
Telephone:  +31 (0) 88 8669689

with a copy to:
Dechert LLP

160 Queen Victoria Street

London, EC4V 4QQ

Attn: Graham Defries
Fax: +44 (02) 7184 7001

Telephone: +44 (0)20 7184 7661

and to:
Loyens & Loeff N.V.
Postbus / P.O. Box 71170, 1008 BD AMSTERDAM
Nederland / The Netherlands
Attn: Nelleke Krol
Fax: +31 20 578 58 00
Telephone: +31 20 578 57 85

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

11.8                        Governing Law.  Any Legal Proceeding and all other matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal Laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of New York.

11.9                        Amendments and Waivers.  The Parties may mutually amend any provision of this Agreement at any time prior to the Closing.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer, the Company, the Representative and the Required Sellers (which amendment, when so signed, shall be binding upon all of the Parties).  No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver (it being agreed that the Representative shall be permitted to grant waivers on behalf of the Sellers).  No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.10                 Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of an Arbitral Tribunal or any court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the Arbitral Tribunal or court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

11.11                 Resolution of Contract Disputes.

(a)                                 In the event the Buyer or the Representative has a dispute regarding this Agreement, including the interpretation, performance, application, termination or breach of this Agreement (a “Contract Dispute”), such party shall notify the other party regarding the nature and terms of such dispute.  The Buyer and the Representative shall attempt in good faith to resolve all Contract Disputes by mutual agreement.

(b)                                 If any Contract Dispute cannot be resolved by the Buyer and the Representative pursuant to Section 11.11(a) or otherwise within twenty (20) days of the notice of such Contract Dispute, then upon written demand by either the Buyer or the Representative such Contract Dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with the said Rules (the “Arbitral Tribunal”), each party nominating one (1) arbitrator and the two (2) party-appointed arbitrators nominating the chairperson. The place of arbitration shall be London, England. Subject to each party’s right to seek injunctive relief pursuant to Section 11.11(d), the arbitration shall be the sole and exclusive forum for resolution of any such Contract Dispute, and the award rendered shall be final and binding.  Judgment on the award rendered may be entered in any court having jurisdiction thereof.

(c)                                  The procedures for arbitration pursuant to this Section 11.11 shall be as follows:

(i)                                     The arbitration shall be conducted in the English language and any non-English-language documents presented to the Arbitral Tribunal at such arbitration shall be accompanied by an English translation thereof.

(ii)                                  Any award of the Arbitral Tribunal: (A) shall be in writing; and (B) shall state the reasons upon which such award is based.

(iii)                               The Arbitral Tribunal shall have no authority to award punitive damages or any other damages not measured by the prevailing Party’s actual damages.

(d)                                 Prior to the appointment of the Arbitral Tribunal, the Buyer and the Representative may seek appointment of an emergency arbitrator pursuant to said rules or may apply to any court having jurisdiction hereof and seek injunctive relief in order to maintain the status quo until such time as the arbitration award is rendered or the Contract Dispute is otherwise resolved.  After the appointment of the Arbitral Panel, the Buyer and the Representative may make an application to the Arbitral Tribunal seeking injunctive relief to maintain the status quo until such time as the arbitration award is rendered or the Contract Dispute is otherwise resolved.

(e)                                  Notwithstanding the foregoing, in addition to the right of the Buyer and the Representative to arbitrate Contract Disputes in this Section 11.11, the Arbitral Tribunal shall have the power to (i) enter an award or order of specific performance to enforce the observance and performance of such covenant or agreement and (ii) grant an injunction restraining such breach or threatened breach.  The non-breaching party shall not be required to provide any bond or other security in connection with any such award, order or injunction or in connection with any arbitration or related action or proceeding. Any arbitration awards, whether preliminary or final, shall be enforceable in a court of competent jurisdiction.

11.12                 Construction.

(a)                                 The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b)                                 Any reference herein to “including” shall be interpreted as “including without limitation”.

(c)                                  Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

(d)                                 When reference is made in this Agreement to information that has been “made available” to the Buyer, that shall mean that such information was either (i) contained in the Company’s electronic data room or (ii) delivered to the Buyer or its counsel, in each case, not less than two (2) Business Days prior to the date of this Agreement.

(e)                                  All references to “dollars” or “$” shall refer to the lawful currency of the United States.

[Remainder of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Buyer, the Company, the Sellers and the Representative have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

THE MEDICINES COMPANY

By:	/s/ Glenn P. Sblendorio
Name: Glenn P. Sblendorio
Title: President and Chief Financial Officer

PROFIBRIX B.V.

By:	/s/ J.K. Öhrström
Name: J.K. Öhrström
Title: CEO and jointly authorized management board member

REPRESENTATIVE:

Stichting ProFibrix Sellers Representative

Solely in its capacity as the Representative

By:	/s/ J.K. Öhrström
By: ProFibrix B.V.
Title: Sole management board member
By: J.K. Öhrström / J. L. Koopman
Title: Jointly authorized management board member

SELLERS:

Gilde Healthcare II Sub-Holding B.V.

/s/ illegible and /s/ Edwin du Graaf
By:	Gilde Healthcare II Management B.V.
Title:	sole management board member
By:	Gilde Healthcare Holding B.V.
Title:	solely authorized management board member
By:	Illegible and Edwin du Graaf
Title:	sole management board member

Profibrix N.V.

/s/ R. Bates		/s/ R. Bates
By:	Intertrust (Curaçao) B.V.	By:	Intertrust (Curaçao) B.V.
Title:	sole management board member	Title:	sole management board member
By:	R. Bates	By:	R. Bates
Title:	Proxyholder/Director	Title:	Proxyholder/Director

Vesalius Biocapital I S.A. SICAR

/s/ A.A.M.P.L. Parthoens		/s/ G.E.A.R. Mathyssens
By:	Vesalius Biocapital Partners S.à r.l.	By:	Vesalius Biocapital Partners S.à r.l.
Title:	Managing Partner	Title:	Managing Partner
By:	A Q Invest BVBA	By:	Orrix Management BVBA
Title:	jointly authorized management board member	Title:	jointly authorized management board member
By:	A.A.M.P.L. Parthoens	By:	G.E.A.R. Mathyssens
Title:	solely authorized management board member	Title:	solely authorized management board member

INKEF Investment Fund

/s/ R.M. Stam
By:	Stichting Depositary INKEF Investment Fund
Title:	Custodian
By:	INKEF Capital B.V.
Title:	Attorney
By:	R.M. Stam
Title:	Solely authorized management board member

Stichting Administratiekantoor Converteerbaar Preferente Aandelen A ProFibrix

/s/ J.M. Grimbergen		/s/ M. de Boer
By:	/ J.M. Grimbergen	By:	M. de Boer /
Title:	jointly authorized management board member	Title:	jointly authorized management board member

Stichting Administratiekantoor Gewone Aandelen ProFibrix

/s/ J.L. Koopman		/s/ M. de Boer
By:	/ J.L. Koopman /	By:	M. de Boer
Title:	jointly authorized management board member	Title:	jointly authorized management board member

Stichting Administratiekantoor ProFibrix

/s/ J.L. Koopman
By:	J.L. Koopman
Title:	sole management board member

WARRANTORS:

J.K. Öhrström

By:	/s/ J.K. Öhrström
Name: J.K. Öhrström

J. L. Koopman

By:	/s/ J.L. Koopman
Name: J. L. Koopman

A. Dijkstra

By:	/s/ A. Dijkstra
Name: A. Dijkstra

OPTION HOLDERS:

ERTKO BV

/s/ J.L. Koopman
By:	/ J.L. Koopman /
Title:	Attorney

Bram Bout

/s/ J.L. Koopman
By:	/ J.L. Koopman /
Title:	Attorney

Jos Grimbergen

/s/ J.L. Koopman
By:	/ J.L. Koopman /
Title:	Attorney

Maureen de Jong

/s/ J.L. Koopman
By:	/ J.L. Koopman /
Title:	Attorney

Eliane Schutte

/s/ J.L. Koopman
By:	/ J.L. Koopman /
Title:	Attorney

Monique van Rij

/s/ J.L. Koopman
By:	/ J.L. Koopman /
Title:	Attorney

Lisa Diepgrond

/s/ J.L. Koopman
By:	/ J.L. Koopman /
Title:	Attorney

Linda Huisman

/s/ J.L. Koopman
By:	/ J.L. Koopman /
Title:	Attorney

Martijn Meijer

/s/ J.L. Koopman
By:	/ J.L. Koopman /
Title:	Attorney

Rene van Ommen

/s/ J.L. Koopman
By:	/ J.L. Koopman /
Title:	Attorney

Miranda Weggeman

/s/ J.L. Koopman
By:	/ J.L. Koopman /
Title:	Attorney

Laurens van Pinxteren

/s/ J.L. Koopman
By:	/ J.L. Koopman /
Title:	Attorney

Sabine Snaar

/s/ J.L. Koopman
By:	/ J.L. Koopman /
Title:	Attorney

Rob Keehnen

/s/ J.L. Koopman
By:	/ J.L. Koopman /
Title:	Attorney

Arnoud Dijkstra

/s/ J.L. Koopman
By:	/ J.L. Koopman /
Title:	Attorney

Danijela Jovanovic

/s/ J.L. Koopman
By:	/ J.L. Koopman /
Title:	Attorney

Paloma Passamani

/s/ J.L. Koopman
By:	/ J.L. Koopman /
Title:	Attorney

Sandra Kohler

/s/ J.L. Koopman
By:	/ J.L. Koopman /
Title:	Attorney

Souad Mahamoud

/s/ J.L. Koopman
By:	/ J.L. Koopman /
Title:	Attorney

Jan Ohrstrom

/s/ J.L. Koopman
By:	/ J.L. Koopman /
Title:	Attorney

Linda Zuckerman

/s/ J.L. Koopman
By:	/ J.L. Koopman /
Title:	Attorney

Susan McMillen

/s/ J.L. Koopman
By:	/ J.L. Koopman /
Title:	Attorney

Paul Frohna

/s/ J.L. Koopman
By:	/ J.L. Koopman /
Title:	Attorney

Mary-Jo Schreifels

/s/ J.L. Koopman
By:	/ J.L. Koopman /
Title:	Attorney

Sabrina Gu

/s/ J.L. Koopman
By:	/ J.L. Koopman /
Title:	Attorney

Beth Sleicher

/s/ J.L. Koopman
By:	/ J.L. Koopman /
Title:	Attorney

Lisa Logue

/s/ J.L. Koopman
By:	/ J.L. Koopman /
Title:	Attorney

Gennaker BV

/s/ J.L. Koopman
By:	/ J.L. Koopman /
Title:	Attorney

Glen Martyn

/s/ J.L. Koopman
By:	/ J.L. Koopman /
Title:	Attorney

J. M. Megevand

/s/ J.L. Koopman
By:	/ J.L. Koopman /
Title:	Attorney

Leon Kruimer

/s/ J.L. Koopman
By:	/ J.L. Koopman /
Title:	Attorney

Vic Schmitt

/s/ J.L. Koopman
By:	/ J.L. Koopman /
Title:	Attorney

Chris Lamb

/s/ J.L. Koopman
By:	/ J.L. Koopman /
Title:	Attorney

Carine van den Brink

/s/ J.L. Koopman
By:	/ J.L. Koopman /
Title:	Attorney

Quadrant/Colin Dalton

/s/ J.L. Koopman
By:	/ J.L. Koopman /
Title:	Attorney

J. L. Koopman

/s/ J.L. Koopman
By:	/ J.L. Koopman /
Title:	Attorney

Schedule 7.2(d)

Indemnification Provisions

All Damages (including any royalty payable) arising from (including, arising from inter partes review under 35 USC §311 brought by the Buyer after) a claim by [**] and/or a licensee of or successor in title to [**] brought under 28 USC §1338 or 19 USC §1337 for infringement by the Fibrocaps Product (in the form as of the Closing Date) of any patent issued from, or claiming the benefit of, any of [**].

Schedule 7.2(e)

CSL Amendments and Indemnification Provisions

The CSL Amendments shall be as follows:-

(i)                                     Section 13.1 of the Agreement is hereby amended and restated in its entirety to read:

“13.1 Term. The term of the Agreement shall be for an initial period of five (5) years from the Effective Date. Subject to the termination provisions provided herein, ProFibrix has the option to extend the Agreement for up to two further periods of five (5) years each, for an aggregate term of up to fifteen (15) years from the Effective Date, if and as long as it is, directly or through one or more Affiliates or licensees, diligently pursuing the obtaining of a BLA for, or the commercialization of, the Product. ProFibrix may exercise each such option by means of a written notice to CSL at least six (6) months prior to the end of the then-current term.”

(ii)                                  Clause (i) of Section 13.6 of the Agreement is hereby amended and restated to read as follows: “(i) ProFibrix has not received marketing authorization for the Product in at least one of the US or the European Union on or before January 1, 2017;”.

The Company Equityholders, jointly and severally, shall indemnify the Buyer in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Company, the Buyer or any Affiliate thereof in respect of fifty percent (50%) of the Buyer’s (and/or its Affiliate’s) aggregate third party costs incurred in putting in place commercial supply arrangements with a person other than CSL or its Affiliates for Materials (as defined in the CSL Agreement) if (A) at any time following the date of the Agreement an amendment to the CSL Agreement substantially in the form set forth in (ii) above (or which otherwise waives, cancels, qualifies, amends or postpones the right of termination for CSL as set out (at the date of this Agreement) in clause 13.6(i)) has not been executed; and (B) CSL serves notice to terminate the CSL Agreement pursuant to clause 13.6(i) of the CSL Agreement (or the equivalent clause at the time notice to terminate is served by CSL) in circumstances where a member of the Buyer Rights Chain Group has not entered into a new agreement with CSL or its Affiliates for the supply of Materials (as defined in the CSL Agreement).

The total aggregate liability of the Company Equityholders in relation to the matters set forth in this schedule shall in no event exceed $6m and the Buyer’s sole means of securing such liability shall be to withhold and deliver to the Escrow Agent the amount of $6,000,000 from Milestone Payment #1 (when paid).

In the event that a member of the Buyer Rights Chain Group has completed putting in place alternative commercial supply agreements prior to the expiry of the 12-month term of the Second Escrow Deposit and at such time any amount of the Second Escrow Deposit remains standing to the credit of the Escrow Account then the Buyer and the Representative shall serve a joint written notice on the Escrow Agent directing the Escrow Agent to release the balance of the Second Escrow Deposit to the Paying Agent for onward payment to the Company Equityholders.